Exhibit 10.2

LEASE
SFI PLEASANTON, LLC,
a Delaware limited liability company
Landlord,
and
ELLIE MAE, INC.,
a Delaware corporation,
Tenant

TABLE OF CONTENTS

1.	USE AND RESTRICTIONS ON USE

2.	TERM

3.	RENT

4.	RENT ADJUSTMENTS

5.	SECURITY DEPOSIT

6.	ALTERATIONS

7.	REPAIR.

8.	LIENS

9.	ASSIGNMENT AND SUBLETTING

10.	INDEMNIFICATION

11.	INSURANCE

12.	WAIVER OF SUBROGATION

13.	SERVICES AND UTILITIES

14.	HOLDING OVER

15.	SUBORDINATION

16.	RULES AND REGULATIONS

17.	REENTRY BY LANDLORD

18.	DEFAULT

19.	REMEDIES

20.	TENANT’S BANKRUPTCY OR INSOLVENCY

21.	QUIET ENJOYMENT

22.	CASUALTY

23.	EMINENT DOMAIN

24.	SALE BY LANDLORD

25.	ESTOPPEL CERTIFICATES

26.	SURRENDER OF PREMISES

27.	NOTICES

28.	TAXES PAYABLE BY TENANT

29.	RELOCATION OF TENANT

30.	PARKING

31.	DEFINED TERMS AND HEADINGS

32.	AUTHORITY

33.	FINANCIAL STATEMENTS AND CREDIT REPORTS

34.	COMMISSIONS

35.	TIME AND APPLICABLE LAW

36.	SUCCESSORS AND ASSIGNS

37.	ENTIRE AGREEMENT

38.	EXAMINATION NOT OPTION

39.	RECORDATION

40.	FITNESS CENTER

41.	PROJECT AMENITIES

42.	BUILDING SIGNAGE

43.	MONUMENT SIGNAGE

44.	OPTION TO RENEW

45.	TEMPORARY SPACE

46.	RIGHT OF FIRST OFFER

47.	ROOF SPACE FOR DISH/ANTENNA

48.	CONFIDENTIALITY

49.	LIMITATION OF LANDLORD’S LIABILITY

50.	GROUND FLOOR LOBBY RENOVATION AND BUILDING RENOVATIONS GENERALLY

TABLE OF CONTENTS
EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES
EXHIBIT A-1 – SITE PLAN
EXHIBIT B – INITIAL ALTERATIONS AND LANDLORD WORK
EXHIBIT C – COMMENCEMENT DATE MEMORANDUM
EXHIBIT D – RULES AND REGULATIONS
EXHIBIT E – FORM OF EARLY POSSESSION AGREEMENT
EXHIBIT F – APPROXIMATE LOCATION OF PARAPET SIGN
EXHIBIT G – TEMPORARY SPACE
EXHIBIT H – FORM OF CURRENT LENDER SNDA

REFERENCE PAGES

BUILDING:	4420 Rosewood Drive Pleasanton, California 94588
PROJECT:
That certain office project commonly known as “California Center” located in Pleasanton, California and consisting of certain buildings located at the following addresses and the common areas appurtenant to such buildings (collectively, the “Project”):

4400 Rosewood Drive (the “Conference Center”)
4410 Rosewood Drive
4420 Rosewood Drive
4430 Rosewood Drive
4432 Rosewood Drive
4440 Rosewood Drive
4450 Rosewood Drive
4460 Rosewood Drive

LANDLORD:	SFI PLEASANTON, LLC, a Delaware limited liability company
LANDLORD’S ADDRESS:
SFI Pleasanton, LLC
c/o Swift Realty Partners
260 California Street, Suite 300
San Francisco, California 94111
Attention: Craig Firpo

and

SFI Pleasanton, LLC
4432 Rosewood Drive, Suite 100
Pleasanton, California 94588
Attn: Property Management

with copies to:

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

ADDRESS FOR RENT PAYMENT:	SFI Pleasanton, LLC c/o Swift Realty Partners 4432 Rosewood Drive, Suite 100 Pleasanton, California 94588 Attention: Property Management
LEASE REFERENCE DATE:	July __, 2014
TENANT:	ELLIE MAE, INC., a Delaware corporation
TENANT’S NOTICE ADDRESS: (a) As of beginning of Term: (b) Prior to beginning of Term (if different):	The Premises Ellie Mae, Inc. 4155 Hopyard Road, Suite 200 Pleasanton, California 94588
PREMISES ADDRESS:	4420 Rosewood Drive, Floors 3, 4 and 5 Pleasanton, California 94588
PREMISES RENTABLE AREA:	Approximately 105,452 sq. ft. (for outline of Premises see Exhibit A) comprising the entire third (3rd), fourth (4th) and fifth (5th) floors of the Building
COMMENCEMENT DATE:	April 1, 2015
TERM OF LEASE:	One hundred seventeen (117) months beginning on the Commencement Date and ending on the Termination Date.
TERMINATION DATE:	December 31, 2024
ANNUAL RENT and MONTHLY INSTALLMENT OF RENT (Article 3):

Period During Lease Term	Annual Rent	Monthly Installment of Rent	Approximate Monthly Rental Rate Per Rentable Square Foot
4/1/2015 – 3/31/2016	$3,163,560.00	$263,630.00	$2.50*
4/1/2016 – 3/31/2017	$3,258,466.80	$271,538.90	$2.58
4/1/2017 – 3/31/2018	$3,356,220.84	$279,685.07	$2.65
4/1/2018 – 3/31/2019	$3,456,907.44	$288,075.62	$2.73
4/1/2019 – 3/31/2020	$3,560,614.68	$296,717.89	$2.81
4/1/2020 – 3/31/2021	$3,667,433.04	$305,619.42	$2.90
4/1/2021 – 3/31/2022	$3,777,456.12	$314,788.01	$2.99
4/1/2022 – 3/31/2023	$3,890,779.80	$324,231.65	$3.07
4/1/2023 – 3/31/2024	$4,007,503.20	$333,958.60	$3.17
4/1/2024 – 12/31/2024	$4,127,728.20	$343,977.35	$3.26

*Monthly Installment of Rent for the first nine (9) full calendar months of the initial Term is subject to abatement pursuant to Section 3.3 of the Lease.

BASE YEAR (EXPENSES):	2015
BASE YEAR (TAXES):	2015
BASE YEAR (INSURANCE):	2015
TENANT’S PROPORTIONATE SHARE:	60.49% of the Building and 10.21% of Project
SECURITY DEPOSIT:	None
ASSIGNMENT/SUBLETTING FEE:	$1,000.00
AFTER-HOURS HVAC COST:	$35.00 per hour per half floor of the Building, subject to the terms of Section 13.2 of the Lease
PARKING:
3.9 unreserved parking spaces per 1,000 rentable square feet of the Premises (which is equal to 411 spaces as of the date hereof) at no charge during the Term, subject to the terms of Article 30 of the Lease

REAL ESTATE BROKERS:	Cornish & Carey Commercial Newmark Knight Frank, representing Landlord, and Cushman & Wakefield, representing Tenant
BUILDING BUSINESS HOURS:	6:00 a.m. through 6:00 p.m., Monday through Friday, excluding holidays
AMORTIZATION RATE	N/A

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. The Lease includes Exhibits A through H, all of which are made a part of the Lease.
IN WITNESS WHEREOF, Landlord and Tenant have executed the Lease as of the Lease Reference Date set forth above.
LANDLORD:    TENANT:
SFI PLEASANTON, LLC,    ELLIE MAE, INC.,
a Delaware limited liability company    a Delaware corporation

By:	SFI Mezz Pleasanton, LLC, a Delaware limited liability company, its member

By:	Swift Fund I GP, LLC, a Delaware limited liability company, its manager
By: /s/ Craig Firpo         By: /s/ Sigmund Anderman
Name: Craig Firpo        Name: Sigmund Anderman
Title: Vice President        Title: CEO
Dated: July 17, 2014        Dated: July 14, 2014

LEASE
By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Pages. The Premises are depicted on the floor plan attached hereto as Exhibit A, and the Building is depicted on the site plan attached hereto as Exhibit A-1. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.
1.USE AND RESTRICTIONS ON USE.
1.1    The Premises are to be used solely for general office purposes and other ancillary uses related thereto to the extent permitted by applicable Regulations. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, annoy, or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all federal, state and city laws, codes, ordinances, rules and regulations and all conditions, covenants and restrictions and easements recorded against the Building or Project (collectively, “Regulations”) applicable to the use of the Premises and its occupancy(provided that, from and after the Lease Reference Date, except as required by Regulations, Landlord shall not voluntarily record any conditions, covenants and restrictions, or easements that would have a material, adverse effect upon the rights and obligations of Tenant under this Lease), and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the specific use (other than general office use) by Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof. Pursuant to Civil Code Section 1938, Landlord states that, as of the Lease Reference Date, the Premises has not undergone inspection by a “Certified Access Specialist” (CASp) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.
1.2    Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (individually, a “Tenant Entity”, and collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively, “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively, “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 31) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2. As of the date hereof, Landlord has not received written notice from any governmental agencies that the Building or the Project is in violation of any Environmental Laws. Further, to Landlord’s actual knowledge, there are no Hazardous Materials at the Building in violation of Environmental Laws. For purposes of this Section, “Landlord’s actual knowledge” shall be deemed to mean and be limited to the current actual knowledge of Michael J. Walker, Asset Manager for the Building, at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any parties related to or comprising Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.
1.3    Tenant and the Tenant Entities will be entitled to the non-exclusive use of the common areas of the Building as they exist from time to time during the Term, including the parking facilities, subject to Landlord’s rules and regulations regarding such use. However, in no event will Tenant or the Tenant Entities park more vehicles in the parking facilities than Tenant’s Proportionate Share of the total parking spaces available for common use. Subject to this Section 1.3, the foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces. Landlord shall operate the Project and Building in a manner consistent with the manner in which comparable buildings located in the Pleasanton, Dublin and Bishop Ranch areas are operated. Tenant shall have access to the Building and the Premises for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards to the extent applicable. Except as provided in Articles 22 and 23, Landlord shall not reduce the parking ratio of parking spaces allocated to Tenant below 3.9 parking spaces per 1,000 rentable square feet of the Premises during the Term, except to the extent required by applicable Regulations. Landlord shall designate carpool and handicap parking spaces as required by Regulations and the Hacienda Business Park Owner’s Association. Landlord shall designate at least four (4) parking spaces in the Parking Facility in close proximity to the Building as “visitor” spaces and Tenant’s visitors may use such visitor spaces on a non-exclusive basis in common with other visitors of the Building and one parking space reserved for Tenant’s “employee of the month”, provided that in no event shall (a) Landlord be obligated to monitor use of such visitor spaces or reserved space, and (b) the foregoing be deemed to permit Tenant to use more than the total parking spaces allocated to Tenant, as set forth herein. In addition, if permitted by Regulations, Landlord shall install at least one (1) electric car charging station(s) within the Project and shall further use commercially reasonable efforts to cause at least one (1) electric car charging station to be located reasonably near 4420 Rosewood Drive, Pleasanton, California, for the use of Tenant on a non-exclusive basis.
2.    TERM.
2.1    The Term of this Lease shall begin on the date (“Commencement Date”) as shown on the Reference Pages as the Commencement Date, and shall terminate on the date (“Termination Date”) as shown on the Reference Pages as the Termination Date, unless sooner terminated by the provisions of this Lease. Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Commencement Date, Termination Date and, if necessary, a revised rent schedule. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant notwithstanding the later commencement of the Term.
2.2    Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises on the Commencement Date set forth on the Reference Pages for any reason, Landlord shall not be liable for any damage resulting from such inability, but except to the extent such delay is the result of the acts or omissions of Tenant or any Tenant Entity, Tenant shall not be liable for any rent until the time when Landlord delivers possession of the Premises to Tenant. No such failure to give possession on the Commencement Date set forth on the Reference Pages shall affect the other obligations of Tenant under this Lease, except that the actual Commencement Date shall be postponed until the date that Landlord delivers possession of the Premises to Tenant unless such delay is caused by the acts or omissions of Tenant or any Tenant Entities. If any delay is the result of the acts or omissions of Tenant or any Tenant Entities, the Commencement Date and the payment of rent under this Lease shall be accelerated by the number of days of such delay.
2.3    Notwithstanding the foregoing, upon full execution and delivery of this Lease, and through September 30, 2014, Landlord shall provide Tenant and its architects, builders, contractors, and similar parties access to the Premises, from time to time, at Tenant’s sole risk, solely for the purpose of Tenant’s space planning. Furthermore, commencing on October 1, 2014, Tenant’s access to the Premises shall also permit constructing the Initial Alterations described on Exhibit B attached hereto and installing telecommunications and data cabling, equipment, furnishings and other personal property. The date on which Landlord delivers possession of the Premises to Tenant pursuant to the terms of this Section 2.3 shall be referred to hereunder as the “Delivery Date” and shall occur no earlier than October 1, 2014. Such access prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Monthly Installment of Rent or Tenant’s Proportionate Share of Expenses, Taxes or Insurance Costs for the Premises or for the cost of any Building standard utilities (other than after-hours or excess usage) or freight elevator usage with respect to the period of time prior to the Commencement Date during which Tenant occupies the Premises solely for such purposes. However, Tenant shall be liable for all other additional rent, including the cost of any special services requested by Tenant and provided to Tenant during such period. In addition, Tenant shall have the right to occupy the Premises for the conduct of Tenant’s business prior to the Commencement Date, provided that (i) Tenant shall give Landlord at least thirty (30) days’ prior notice of any such occupancy of the Premises, (ii) a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent shall have been issued by the appropriate governmental authorities for the Premises, and (iii) all of the terms and conditions of this Lease shall apply, other than Tenant’s obligation to pay Monthly Installment of Rent or Tenant’s Proportionate Share of Expenses, Taxes or Insurance Costs for the Premises attributable to the Premises, as though the Commencement Date had occurred (although the Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 2.1, above) upon such occupancy of the Premises by Tenant. Said early possession shall not advance the Termination Date. As a condition to any early entry by Tenant pursuant to this Section 2.3, Tenant shall execute and deliver to Landlord an early possession agreement (the “Early Possession Agreement”) in the form attached hereto as Exhibit E, provided by Landlord, setting forth the actual date for early possession and the date for the commencement of payment of Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses, Taxes and Insurance Costs, and Tenant shall have delivered the prepaid rental as required by Section 3.1, below, and any and all insurance certificates required hereunder.
3.    RENT.
3.1    Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term, except that the twelfth full month’s rent (subject to the Abated Monthly Installment of Rent pursuant to Section 3.3 below) shall be paid upon the execution of this Lease. The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand, at the Rent Payment Address, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing. Unless specified in this Lease to the contrary, all amounts and sums (other than Monthly Installment of Rent) payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.
3.2    Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) five percent (5%) of the unpaid rent or other payment; provided, however, that Tenant shall be entitled to a grace period of five (5) days for the first late payment in any twelve (12) month period. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.
3.3    Notwithstanding anything in this Lease, but subject to Section 3.4 below, to the contrary, so long as there exists no uncured monetary or material non-monetary Event of Default (as defined in Article 18), Tenant shall be entitled to an abatement of Monthly Installment of Rent with respect to the Premises, as originally described in this Lease, in the amount of $263,630.00 per month for the period commencing on April 1, 2015 and continuing through December 31, 2015 (the “Rent Abatement Period”). The maximum total amount of Monthly Installment of Rent abated with respect to the Premises in accordance with the foregoing shall equal $2,372,670.00 (the “Abated Monthly Installment of Rent”). If Landlord terminates this Lease following the occurrence of an Event of Default, then all unamortized Abated Monthly Installment of Rent (i.e. based upon the amortization of the Abated Monthly Installment of Rent in equal monthly amounts, without interest, during the period commencing on the Commencement Date and ending on the original Termination Date) shall immediately become due and payable. Only Monthly Installment of Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Proportionate Share of Expenses, Insurance Costs and Taxes and all other rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease. If there exists any uncured monetary or material non-monetary Event of Default at any time during the Rent Abatement Period, then Tenant’s right to receive the Abatement Monthly Installment of Rent shall toll (and Tenant shall be required to pay Monthly Installment of Rent during such period of uncured Event of Default) until Tenant has cured such Event of Default in accordance with this Lease.
4.    RENT ADJUSTMENTS.
4.1    For the purpose of this Article 4, the following terms are defined as follows:
4.1.1    Lease Year: Each fiscal year (as determined by Landlord from time to time) falling partly or wholly within the Term.
4.1.2    Expenses: All costs of operation, maintenance, repair, replacement and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas and energy for the Building; waste disposal; recycling costs; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Building including management and/or administrative fees; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes for personnel at or below the level of senior property manager that are involved with the operation, maintenance, repair and management of the Building; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Expenses, Landlord may either include in Expenses or cause to be billed to Tenant along with Expenses and Taxes but as a separate item), Tenant’s Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are intended to effect economies in the operation or maintenance of the Project, to the extent of cost savings reasonably anticipated by Landlord (based on reasonable and customary engineering or comparable studies materially consistent with applicable industry standards performed by reputable, qualified persons using reasonable industry standard methods) at the time of such expenditure to be incurred in connection therewith; (ii) the cost of fire sprinklers and suppression systems and other life safety systems; (iii) the cost of resurfacing the parking areas of the Project; and (iv) other capital expenses which are required under any Regulations which were not applicable to the Building as of the Lease Reference Date; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. Landlord agrees to act in a commercially reasonable manner in incurring Expenses and allocating Expenses for the Building and for the Project, taking into consideration the class and the quality of the Building. Expenses shall not include Taxes, Insurance Costs, depreciation or amortization of the Building or equipment in the Building except as provided herein, loan principal payments, costs of alterations of tenants’ premises, leasing commissions, interest expenses on long-term borrowings or advertising costs.
The following are also excluded from Expenses:

(a)
Sums (other than management fees, it being agreed that the management fees included in Expenses are as described in Section 4.1.2 above) paid to subsidiaries or other affiliates of Landlord for services on or to the Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by unrelated persons or entities of similar skill, competence and experience.

(b)	Any expenses for which Landlord has received actual reimbursement (other than through Expenses).

(c)	Attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building.

(d)	Costs in connection with leasing space in the Building, including brokerage commissions, brochures and marketing supplies, architectural and legal fees in negotiating and preparing lease documents.

(e)	The cost or expense of any services or benefits provided to other tenants in the Building and not provided or available to Tenant.

(f)	Fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any applicable Regulations or due dates.

(g)
Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed for such costs by insurance proceeds, contractor warranties, guarantees, judgments or other third party sources (other than through Expenses).

(h)	Reserves.

(i)	All bad debt loss, rent loss, or reserves for bad debt or rent loss.

(j)	Landlord’s charitable and political contributions.

(k)
All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the common areas of the Building).

(l)	Depreciation; principal payments of mortgage and other non operating debts of Landlord.

(m)	Ground lease rental.

(n)	Executive salaries and other compensation for personnel above the level of senior building manager (as such title is commonly understood in the property management industry).

(o)
Any cost or expense related to assessment, monitoring, removal, cleaning, abatement or remediation of Hazardous Materials in or about the Building, common areas or Project except to the extent such removal, cleaning, abatement or remediation is routine (e.g., disposal of minor amounts of Hazardous Materials used in Building and Project operations) and related to the general repair and maintenance of the Building and Project.

(p)	Capital expenditures not provided in Section 4.1.2.

(q)
Any cost incurred by Landlord to satisfy Landlord’s deductible under its earthquake insurance policy, if any, in excess of $1.00 per rentable square feet of the Premises in the aggregate for any particular earthquake (including related aftershocks), provided that such cap shall not apply to such costs that are otherwise includable in Expenses as a permitted capital expenditure in accordance with Section 4.1.2 above or are to comply with Applicable Laws. Notwithstanding the foregoing, Tenant shall have no liability for any cost incurred by Landlord relating to a deductible under its earthquake insurance policy if Tenant elects to terminate this Lease as provided in Section 22.2 as a result of the corresponding earthquake.

4.1.3    Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. Taxes shall be determined without regard to any “green building” credit and shall not include any corporate franchise capital stock, profits, gift, or estate, inheritance or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to Article 28, interest, penalties or late charges attributable to the late payment of any Taxes by Landlord (unless such late payment is a result of Tenant’s failure to timely pay any such Taxes hereunder). Taxes shall not include any taxes for which Landlord has received actual reimbursement from another tenant of the Project (other than through such tenant’s payment of Taxes). In addition, if Landlord directly charges the tenants of the Project for any taxes imposed upon above building standard improvements installed by or on behalf of such tenants, then such taxes shall be excluded from Taxes.
4.1.4    Insurance Costs: Except as expressly set forth in Section 4.1.2(q), above, any and all insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof.
4.2    If in any Lease Year, (i) Expenses paid or incurred shall exceed Expenses paid or incurred in the Base Year (Expenses) and/or (ii) Taxes paid or incurred by Landlord in any Lease Year shall exceed the amount of such Taxes which became due and payable in the Base Year (Taxes), and/or (iii) Insurance Costs paid or incurred by Landlord in any Lease Year shall exceed the amount of such Insurance Costs which became due and payable in the Base Year (Insurance), Tenant shall pay as additional rent for such Lease Year Tenant’s Proportionate Share of each such excess amount. Notwithstanding the foregoing, for purposes of computing Tenant’s Proportionate Share of Expenses, the Controllable Expenses (hereinafter defined) shall not increase by more than five percent (5%) per calendar year on a compounding and cumulative basis over the course of the initial Term. In other words, Controllable Expenses for the first Lease Year of the initial Term after the Base Year shall not exceed one hundred five percent (105%) of the Controllable Expenses for the Base Year. Controllable Expenses for the Lease Year after the Base Year shall not exceed one hundred five percent (105%) of the limit on Controllable Expenses for the first Lease Year after the Base Year, etc. By way of illustration, if Controllable Expenses were $10.00 per rentable square foot for the Base Year, then Controllable Expenses for the first Lease Year following the Base Year shall not exceed $10.50 per rentable square foot, and Controllable Expenses for the second Lease Year following the Base Year shall not exceed $11.03 per rentable square foot. “Controllable Expenses” shall mean all Expenses exclusive of the cost of utilities, Taxes, Insurance Costs, capital improvements (subject to the limitations described in Section 4.1.2 above), associations dues and assessments, refuse removal, and lawn maintenance and costs imposed any covenants, and conditions and agreements recorded against Building or Project.
4.3    The annual determination of Expenses and Insurance Costs shall be made by Landlord and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. Landlord may deliver such annual determination to Tenant via regular U.S. mail. During the Term, Tenant may review, at Tenant’s sole cost and expense, the books and records supporting such determination in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within ninety (90) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. If Tenant fails to object to Landlord’s determination of Expenses and Insurance Costs within one hundred twenty (120) days after receipt, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that during all or any portion of any Lease Year or Base Year, the Building is not fully rented and occupied Landlord shall make an appropriate adjustment in occupancy-related Expenses for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Landlord had the Building been at least ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year. If Landlord fails to furnish Tenant a statement of the actual Expenses for a given calendar year within twelve (12) months after the end of said calendar year and such failure continues for an additional thirty (30) days after Landlord’s receipt of a written request from Tenant that such statement of the actual Expenses be furnished or if Landlord fails to modify such statement of actual Expenses for a given calendar year if new, additional or different information relating to such statement of actual costs is discovered or otherwise determined within such twelve (12) month period, Landlord shall be deemed to have waived any rights to recover any underpayment of Expenses from Tenant applicable to said calendar year (except to the extent such underpayment is attributable to a default by Tenant in its obligation to make estimated payments of Expenses); provided that such twelve (12) month time limit shall not apply to supplemental bills for Taxes or costs incurred for utilities. Any Expense erroneously omitted from any Landlord’s determination of Expenses and Insurance Costs shall be deemed waived by Landlord unless corrected within twelve (12) months after delivery of the applicable Landlord’s determination.
4.4    Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Expenses, Insurance Costs and/or Taxes under Section 4.2, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.
4.5    When the above mentioned actual determination of Tenant’s liability for Expenses, Insurance Costs and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:
4.5.1    If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses, Insurance Costs and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses, Insurance Costs and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and
4.5.2    If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses, Insurance Costs and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses, Insurance Costs and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if this Lease has terminated, refund the difference in cash. Tenant shall not be entitled to a credit by reason of actual Expenses and/or Taxes and/or Insurance Costs in any Lease Year being less than Expenses and/or Taxes and/or Insurance Costs in the Base Year (Expenses and/or Taxes and/or Insurance Costs).
4.6    If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses, Insurance Costs and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.
4.7    If during any calendar year of the Term after the Base Year a line item category is included in Expenses that was not included in the Base Year (a “New Line Item”), Expenses for the Base Year shall be increased by the amount of such New Line Item as if such New Line Item been included in the Base Year, as reasonably determined by Landlord (and, in the event that the New Line Item is initially incurred for only a partial calendar year, the cost of such New Line Item shall be grossed up to represent a full calendar year for both the Base Year and the calendar year in which the New Line Item first is incurred) and, following the expiration of the calendar year during which the New Line Item initially occurs, Tenant shall be liable for Tenant’s Share of increases in Expenses over the adjusted amount of Expenses for the Base Year; provided, however, that any Expenses that are renamed or recategorized (by applicable Regulations or otherwise) or that otherwise in substance were included in the Base Year shall not be included in or treated as a New Line Item for purposes of this Section. Notwithstanding the foregoing, in no event shall any Expenses for any calendar year following the Base Year in excess of the amount incurred in the Base Year but preceding the calendar year in which the New Line Item occurs be retroactively adjusted as a result of such increase in Expenses for the Base Year, and in no event shall Tenant be entitled to a credit as a result of such increase. Further, in the event that during the Term or any extension thereto, a category of Expenses is removed from the Base Year (as opposed to shifted or combined with another category), and is omitted from Expenses, Expenses for the Base Year shall be reduced to reflect what Expenses would have been in the Base Year had such category not been included in the Base Year.
5.    SECURITY DEPOSIT. [Intentionally Omitted]
6.    ALTERATIONS.
6.1    Except for those, if any, specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements. Landlord’s consent shall not be unreasonably withheld with respect to alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Building, and (iii) do not adversely affect or require material modification of the Building’s core electrical, mechanical, plumbing, HVAC or other systems. In addition, Tenant shall have the right to perform, with prior written notice to but without Landlord’s consent, any alteration, addition, or improvement that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; (4) costs less than $25,000.00 in the aggregate during any twelve (12) month period of the Term of this Lease, and (5) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all of the other provisions of this Article 6.
6.2    In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event, except with respect to the Initial Improvements or any Cosmetic Alterations, Landlord may charge Tenant a construction management fee not to exceed one percent (1%) of the cost of such work to cover its overhead as it relates to such proposed work, plus third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof, with all such amounts being due five (5) days after Landlord’s demand.
6.3    All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all Regulations, and with Landlord’s Building construction standards (if any) from time to time to the extent applicable (which standards shall be made available to Tenant by Landlord’s Building manager upon request. Tenant shall use Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4. Landlord may, as a condition to its consent to any particular alterations or improvements, require Tenant to deposit with Landlord the amount reasonably estimated by Landlord as sufficient to cover the cost of removing such alterations or improvements and restoring the Premises, to the extent required under Section 26.2.
6.4    Notwithstanding anything to the contrary contained herein, at the time Landlord gives its consent for any alterations or improvements, if it so does, Tenant shall also be notified whether or not Landlord will require that such alterations or improvements be removed upon the expiration or earlier termination of this Lease. If Landlord fails to so notify Tenant within a reasonable period (not to exceed thirty (30) days) after the date Landlord provides consent to the proposed alterations or improvements, it shall be assumed that Landlord shall not require the removal of the subject alterations or improvements. Notwithstanding anything to the contrary set forth herein, Tenant shall have no obligation to remove any Cosmetic Alterations other than wiring and cabling installed in connection therewith. Landlord shall have the right to determine Tenant’s removal and restoration obligations with respect to the Initial Alterations following Landlord’s review of the plans for the Initial Alterations pursuant to Exhibit B to the extent such Initial Alterations, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with Building standard office improvements (collectively are referred to as “Required Removables”); provided that Tenant shall be obligated to remove all wiring and cabling installed in connection with the Initial Alterations. Required Removables shall be limited to internal stairways, raised floors, personal baths and showers, vaults, special cooling systems, rolling file systems and major, non-standard structural alterations or modifications. Landlord shall, at the time it gives its approval of Tenant’s final plans for the Initial Alterations, notify Tenant in writing of any determination that the Initial Alterations include any Required Removables. Notwithstanding anything to the contrary herein or in Exhibit B attached hereto, Landlord shall have the right to withhold consent to the Initial Alterations in its sole discretion to the extent all or any portion of the same do not constitute normal and customary business office improvements, as determined by Landlord in its reasonable discretion, and do not otherwise constitute Required Removables.
7.    REPAIR.
7.1    Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B if attached to this Lease and except that Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, air conditioning, heating and electrical systems installed or furnished by Landlord. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them. However, notwithstanding the foregoing, Landlord agrees that the base Building electrical, mechanical, heating, ventilation and air conditioning, and plumbing systems located in the Premises shall be in good condition and working order as of the Delivery Date. Except to the extent caused by the acts or omissions of Tenant or any Tenant Entities or by any alterations or improvements performed by or on behalf of Tenant, if such systems are not in good working order as of the Delivery Date and Tenant provides Landlord with notice of the same within one hundred eighty (180) days following the Delivery Date, Landlord shall be responsible for repairing or restoring the same; provided that the foregoing shall not be construed to limit Landlord express repair and maintenance obligations otherwise set forth in this Section 7.1. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.
7.2    Tenant shall, at all times during the Term, keep the Premises in good condition and repair excepting damage by fire, or other casualty, and in compliance with all applicable governmental laws, ordinances and regulations, promptly complying with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense. Repair and maintenance work shall be undertaken in compliance with Landlord’s reasonable Building construction standards (if any) from time to time to the extent applicable (which standards shall be made available to Tenant by Landlord’s Building manager upon request).
7.3    Except as expressly provided in Section 13.1, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Landlord shall use commercially reasonable efforts to commence any repairs and maintenance obligations of Landlord hereunder within a reasonable time (based on the nature of the repairs or maintenance required) not to exceed thirty (30) days following such written notice, subject to Articles 22 and 23 and strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of Landlord (provided that if such failure cannot reasonably be cured within said cure period, Landlord shall be in default hereunder only if Landlord fails to commence the cure of said failure within said cure period, or having commenced the curative action within said cure period, fails to diligently pursue same).
7.4    Except as provided in Section 13.1 and Article 22, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect. Except in the case of any emergency, as determined by Landlord, Landlord shall use commercially reasonable efforts not to unreasonably interfere with the operation of Tenant’s business at the Premises when performing any repairs or maintenance.
8.    LIENS. Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within ten (10) business days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within five (5) days of Landlord’s demand.
9.    ASSIGNMENT AND SUBLETTING.
9.1    Except in connection with a Permitted Transfer (defined in Section 9.8 below), Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, and said restrictions shall be binding upon any and all assignees of this Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least thirty (30) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee. Subject to Section 9.3 below, Landlord shall respond to Tenant’s request for consent within thirty (30) days following Landlord’s receipt of Tenant’s written request for consent, accompanied by copies of the proposed sublease or assignment documents, financial statements of the proposed transferee and any other information reasonably requested by Landlord within five (5) business days following Landlord’s receipt of Tenant’s request for consent.
9.2    Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an uncured monetary or material non-monetary Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.
9.3    Except in connection with a Permitted Transfer, in addition to Landlord’s right to approve any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed sublease of 100% of the Premises or an assignment of this Lease to terminate this Lease effective as of the date the proposed assignment or subletting is to be effective and, in the case of a sublease that would result in fifty percent (50%) or more of the Premises being subject to the sublease, to recapture the portion of the Premises to be sublet effective as of the date the proposed subletting is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. However, if Tenant notifies Landlord, within five (5) business days after receipt of Landlord’s termination notice, that Tenant is rescinding its proposed assignment or sublease, the termination notice shall be void and this Lease shall continue in full force and effect. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Premises, the rent to be paid from time to time during the unexpired Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Premises shall be less than that of the Premises as of the date immediately prior to such recapture.
9.4    In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. The “Costs Component” is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions, attorneys’ fees and tenant improvements in connection with such sublease, assignment or other transfer.
9.5    Notwithstanding any other provision hereof and without limiting other reasonable grounds for withholding consent, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist an uncured monetary or material non-monetary Event of Default, or if the proposed assignee or sublessee: (a) is an entity with which Landlord is already in negotiation (unless Landlord does not have space available for lease in the Building that is comparable to the space Tenant desires to sublet or assign; provided, however, Landlord shall be deemed to have comparable space if it has, or will have, space available on any floor of the Building that is approximately the same size as the space Tenant desires to sublet or assign within four (4) months, in the aggregate, of the proposed commencement of the proposed sublease or assignment, and for a comparable term); (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Building; (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) involve materially increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building; (iii) require any structural or material addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements other than non-structural or non-material modifications that do not materially or adversely affect the base Building systems for which Tenant pays all costs related thereto; or, (iv) involve a violation of Section 1.2.
9.6    Upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee plus, on demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Notwithstanding the foregoing, provided that neither Tenant nor the proposed transferee requests any changes to this Lease or Landlord’s standard, commercially reasonable form of consent (other than minor and immaterial changes) in connection with the proposed transfer, the Review Reimbursement payable by Tenant pursuant to this Section 9.6 shall not exceed (a) $2,500 for any proposed Permitted Transfer for which Tenant requests from Landlord any written consent or acknowledgement that no consent is required, or (b) $5,000 for a proposed assignment, sublease or other transfer that does not constitute a Permitted Transfer. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.
9.7    If Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment. The provisions of this Section shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed. In addition, if Tenant is a corporation, so long as Tenant is publicly traded on a major over-the-counter stock exchange, the ordinary transfer of shares over the counter shall be deemed not to be a Transfer for purposes of this Section.
9.8    So long as Tenant is not entering into the Permitted Transfer (as defined below) for the purpose of avoiding or otherwise circumventing the remaining terms of this Article 9, Tenant may assign its entire interest under this Lease, without the consent of Landlord, to (a) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (b) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such transfer a “Permitted Transfer” and any such assignee or sublessee of a Permitted Transfer, a “Permitted Transferee”): (i) Tenant is not in default under this Lease; (ii) the Permitted Use does not allow the Premises to be used for retail purposes; (iii) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed Permitted Transfer (provided that, if prohibited by confidentiality in connection with a proposed purchase, merger, consolidation or reorganization, then Tenant shall give Landlord written notice within thirty (30) days after the effective date of the proposed Permitted Transfer); (iv) with respect to a proposed Permitted Transfer to an Affiliated Party, Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date of this Lease; and (v) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (A) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (B) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (1) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (2) “subsidiary” shall mean an entity wholly owned by Tenant or at least fifty-one percent (51%) of whose voting equity is owned by Tenant; and (3) “affiliate” shall mean an entity controlled, controlling or under common control with Tenant.
10.    INDEMNIFICATION. None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents or employees, Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s actual or asserted failure to comply with any and all Regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. Landlord shall protect, indemnify and hold Tenant harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any damage to any property (including but not limited to property of Tenant) or any injury (including but not limited to death) to any person occurring in, on or about the common areas of the Building to the extent that such injury or damage shall be caused by or arise from the gross negligence or willful misconduct of Landlord or any of Landlord’s agents or employees or from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.
11.    INSURANCE.
11.1    Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time (provided that except to the extent reasonably required by Landlord’s lender, Landlord shall only require any such increase in the amount of existing insurance required pursuant to this Section once during any five (5) year period of the Term and only in the event that (i) Landlord reasonably determines that the amount of insurance carried by Tenant hereunder is materially less than the amount or type of insurance coverage typically carried by tenants of the Building and owners or tenants of buildings comparable to the Building and located in the geographical area in which the Premises are located which are operated for similar purposes as the Premises), covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits as required by statute with Employers Liability and limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income.
11.2    The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 28 (or such other form reasonably acceptable to Landlord) shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.
11.3    Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.
12.    WAIVER OF SUBROGATION. Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured (or required to be insured pursuant to this Lease) by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.
13.    SERVICES AND UTILITIES.
13.1    Subject to the other provisions of this Lease, Landlord agrees to furnish to the Premises during Building Business Hours (specified on the Reference Pages) on generally recognized business days (but exclusive in any event of Sundays and national and local legal holidays) and during other such days and such times as may be specified below, the following services and utilities subject to the rules and regulations of the Building prescribed from time to time: (a) water suitable for normal office use of the Premises; (b) heat and air conditioning required in Landlord’s judgment for the use and occupation of the Premises during Building Business Hours (and after Building Business Hours, subject to Section 13.2 below); (c) cleaning and janitorial service; (d) elevator service by nonattended automatic elevators, if applicable (provided that, subject to Article 35, at least one (1) passenger elevator servicing the Premises shall be available for the use of Tenant, in common with other occupants of the Building, 24 hours a day, 365/6 days per year); and, (e) equipment to bring to the Premises electricity for lighting, convenience outlets and other normal office use; provided that electricity and water shall be provided after the Building Business Hours at no additional charge for Building standard usage of such water and electricity but subject to the remaining terms of this Article 13 regarding excess usage. To the extent that Tenant is not billed directly by a public utility, Tenant shall pay, within five (5) days of Landlord’s demand, for all electricity used by Tenant in the Premises. The charge shall be at the rates charged for such services by the local public utility. Alternatively, Landlord may elect to include electricity costs in Expenses. In the absence of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the foregoing, unless such failure shall persist for an unreasonable time after written notice of such failure is given to Landlord by Tenant and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities. Notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable (i.e., Tenant is prevented from using, and does not use, the Premises or such portion thereof) solely as a result of (i) an interruption, diminishment or termination of services that is within the reasonable control of Landlord, its agents or employees to avoid or correct (and not as a result in whole or in part of any action or inaction of Tenant), or (ii) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of the Premises (an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”), then Tenant, as its sole remedy, shall be entitled to receive an abatement of the Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses and Taxes payable hereunder during the period beginning on the sixth (6th) consecutive business day of the Abatement Event and continuing for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant’s business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses and Taxes for the entire Premises for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses and Taxes allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Any Abatement Event related to a casualty or eminent domain shall be governed by the terms of Articles 22 and 23, respectively, and the rent abatement set forth herein shall not apply. Such right to abate Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses and Taxes shall be Tenant’s sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event. Except as provided in this Section 13.1, nothing contained herein shall be interpreted to mean that Tenant is excused from paying the Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses and Taxes due hereunder.
13.2    Should Tenant require any additional work or service, as described above, including services furnished outside ordinary business hours specified above, Landlord may (and shall, with respect to Building standard amounts of electricity and water required after Building Business Hours), upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but in no event at a charge less or greater than Landlord’s actual cost plus overhead for such additional service and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service. The current charge for after-hours HVAC service, which is subject to change at any time, is specified on the Reference Pages.
13.3    Wherever heat-generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system or Tenant allows occupancy of the Premises by more persons than the heating and air conditioning system is designed to accommodate (which is an occupancy density in the Premises in excess of five (5) persons per one thousand (1,000) rentable square feet of the Premises (“Building Standard Occupancy Density”)), in either event whether with or without Landlord’s approval, Landlord reserves the right to install supplementary heating and/or air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord within five (5) days of Landlord’s demand. Tenant shall not be in default of the Lease if Tenant’s density is greater than Building Standard Occupancy Density from time to time (“Excess Density”), provided that (i) such Excess Density is permitted by Regulations, (ii) Landlord shall have the right, at Tenant’s cost, to make those certain installations referenced in this Section 13.3 regarding supplementary heating and/or air condition units and separate meters or submeters, (iii) any other costs incurred by Landlord resulting from such Building Standard Occupancy Density (including, without limitation, costs relating to additional maintenance and stocking of the restrooms, excess utilities consumption and increased wear and tear on Building systems) shall be paid by Tenant to Landlord within five (5) days of Landlord’s demand, and (iv) Tenant shall otherwise be responsible to comply with all Regulations with respect to such Excess Density (including, without limitation, the making of any necessary alterations or improvements with respect thereto). In addition, Landlord may install and shall have access to the Premises to monitor a separate meter (or submeter) to determine the actual use of any utility in the Premises or any shared common area and may make available and share actual whole-project energy and water usage data as necessary to maintain the Building’s “green building” certification, if any. If there is no meter or submeter in the Premises or if Tenant is billed directly by a public utility, then, upon request, Tenant shall provide monthly utility usage to Landlord in electronic or paper format or provide permission for Landlord to request information regarding Tenant’s utility usage directly from the utility company. If Tenant is billed directly by a public utility with respect to Tenant’s energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s energy usage with respect to the Premises directly from the applicable utility company.
13.4    Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises, including but not limited to, electronic data processing machines and machines using current in excess of 2000 watts and/or 20 amps or 120 volts, which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises for normal office use, nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water. If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises as normal office use, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay to Landlord within five (5) days of Landlord’s demand, the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.
13.5    Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Subject to Landlord’s reasonable rules and regulations and the provisions of Articles 6 and 26, Tenant shall be entitled to the use of wiring (“Communications Wiring”) from the existing telecommunications nexus in the Building to the Premises, sufficient for normal general office use of the Premises. Tenant shall not install any additional Communications Wiring, nor remove any Communications Wiring, without in each instance obtaining the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Landlord shall in no event be liable for disruption in any service obtained by Tenant pursuant to this paragraph.
14.    HOLDING OVER. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be One Hundred Fifty Percent (150%) of the amount of the Annual Rent for the last period prior to the date of such termination plus Tenant’s Proportionate Share of Expenses, Taxes and Insurance Costs under Article 4 and also pay all damages sustained by Landlord by reason of such retention. In the case of any such holdover, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.
15.    SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding anything in this Article 15 to the contrary, as a condition precedent to the future subordination of this Lease to a future mortgage or deed of trust, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from the party having the benefit of such mortgage or deed of trust (a “Mortgagee”) who comes into existence after the Commencement Date. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the rent due under this Lease and is not otherwise in default under this Lease beyond any applicable cure period, its right to possession and the other terms of this Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the Mortgagee, including, without limitation, additional time on behalf of the Mortgagee to cure defaults of the Landlord and provide that (a) neither Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Monthly Installment of Rent or any Tenant’s Proportionate Share of Expenses and Taxes or other sum due under this Lease for more than one (1) month in advance or (ii) any amendment or modification of this Lease made without the express written consent of mortgagee or any successor-in-interest; (b) neither Mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any Security Deposit, except to the extent such deposits have been received by Mortgagee; and (c) neither Mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord). Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within ten (10) days of Landlord’s request such further commercially reasonable instruments evidencing such subordination or superiority of this Lease as may be required by Landlord. Notwithstanding the foregoing, concurrently with the parties’ execution and delivery of this Lease, Landlord shall deliver, and the parties shall execute, a non-disturbance, subordination and attornment agreement from Landlord’s current mortgagee (“Current Lender”) in the form attached hereto as Exhibit H. Tenant shall be responsible for any fee or review costs charged by such mortgagee. The parties hereby acknowledge and agree that Landlord’s delivery of such non-disturbance, subordination and attornment agreement from the Current Lender shall be a condition precedent to the effectiveness of this Lease.
16.    RULES AND REGULATIONS. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations. Landlord hereby agrees to use commercially reasonable efforts to generally enforce the rules and regulations in a nondiscriminatory manner. In the event of any conflict between any of the rules and regulations set forth in Exhibit D hereto and this Lease, the terms of this Lease shall control.
17.    REENTRY BY LANDLORD.
17.1    Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers, mortgagees or tenants (subject to the limitations set forth below), and to alter, improve or repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. Landlord agrees that except in the event (a) Tenant is in monetary or material non-monetary default under this Lease, which may result in a termination of this Lease, (b) Landlord and Tenant are negotiating for or have agreed to an early termination of this Lease, or (c) Landlord and Tenant otherwise mutually agree to the contrary, Landlord shall not show the Premises to prospective tenants except during the last twelve (12) months of the Term of this Lease. Notwithstanding the foregoing, except (i) to the extent requested by Tenant, (ii) in connection with scheduled maintenance programs, and/or (iii) in the event of an emergency, Landlord shall provide to Tenant not less than twenty-four (24) hours’ prior notice (either written or oral) before Landlord enters the Premises to perform any repairs therein. Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Landlord may make any such entries without the abatement of Rent (except as specifically set forth in Section 13.1 of this Lease) and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business and/or lost profits occasioned thereby, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with entries into the Premises, Tenant hereby waives any claims for any loss of occupancy or quiet enjoyment of the Premises in connection with such entries. Except in emergency situations, as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.
17.2    For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as Landlord shall elect and, if such entry is necessitated by an emergency or if Tenant fails to cooperate with such entry by Landlord, the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord’s demand.
18.    DEFAULT.
18.1    Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:
18.1.1    Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) business days after written notice that such payment was not made when due, but if any such notice shall be given during the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) business days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice. The notice required pursuant to this Section 18.1.1 shall replace rather than supplement any statutory notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute.
18.1.2    Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within twenty (20) days (forthwith, if the failure involves the existence of a hazardous situation or imminent threat to health or safety due to the acts, omissions or operations of Tenant or any Tenant Entity) after written notice of such failure to Tenant provided, however, that such failure shall not be an Event of Default if such failure could not reasonably be cured during such twenty (20) day period, Tenant has commenced the cure within such twenty (20) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed one hundred twenty (120) days.
18.1.3    Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.
18.1.4    Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.
18.1.5    A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.
18.1.6    Any other event, act or omission which any other provision of this Lease expressly identifies as an Event of Default.
19.    REMEDIES.
19.1    Upon the occurrence of any Event or Events of Default under this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of rent or other obligations and waives any and all other notices or demand requirements imposed by applicable law):
19.1.1    Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:
19.1.1.1    The Worth at the Time of Award of the unpaid rent which had been earned at the time of termination;
19.1.1.2    The Worth at the Time of Award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant affirmatively proves could have been reasonably avoided;
19.1.1.3    The Worth at the Time of Award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant affirmatively proves could be reasonably avoided;
19.1.1.4    Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
19.1.1.5    All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.
The “Worth at the Time of Award” of the amounts referred to in parts 19.1.1.1 and 19.1.1.2 above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part 19.1.1.3, above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;
19.1.2    Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or
19.1.3    Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an Event or Events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 19.1.1.
19.2    The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.
19.3    TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER REGULATIONS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.
19.4    No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.
19.5    This Article 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.
19.6    Intentionally Omitted.
19.7    If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. If either party participates in an action against the other party arising out of or in connection with this Lease or any covenants or obligations hereunder, then the prevailing party shall be entitled to have or recover from the other party, upon demand, all reasonable attorneys’ fees and costs incurred in connection therewith. Tenant hereby specifically also waives notice and demand for payment of rent or other obligations, except for those notices specifically required pursuant to the terms of this Lease and notices which may be required under California Code of Civil Procedure Section 1161, as described in Section 18.1.1 above.
19.8    Upon the occurrence of an uncured Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense and Landlord may, at Landlord’s option, enter into and upon the Premises to perform such obligations, subject to Article 17 above, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days of Landlord’s demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.
20.    TENANT’S BANKRUPTCY OR INSOLVENCY.
20.1    If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):
20.1.1    Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:
20.1.1.1    Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.
20.1.1.2    Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.
20.1.1.3    The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.
20.1.1.4    Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.
21.    QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons not claiming by, through or under Landlord, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance. Landlord shall use commercially reasonable efforts to end or minimize interference or disturbance by other tenants or such third persons after Tenant has requested Landlord to do so in writing, provided that in any event Landlord shall not be liable for such interference or disturbance, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance. Landlord shall operate the Project in a first class manner; provided that the foregoing shall not, however, require Landlord to upgrade any existing Building or Project systems to keep pace with the latest technology for new developments or to provide any new or additional services.
22.    CASUALTY.
22.1    In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within two hundred ten (210) days following the date of the casualty, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within a commercially reasonable time not to exceed forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.
22.2    If such repairs cannot, in Landlord’s reasonable estimation, be made within two hundred ten (210) days following the date of the casualty, Landlord and Tenant shall each have the option of giving the other, at any time within thirty (30) days after Landlord’s notice of estimated restoration time, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.
22.3    Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.
22.4    In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon this Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.
22.5    Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, or for which sufficient insurance proceeds to fully cover the repair and restoration are not received by Landlord, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.
22.6    In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.
22.7    Tenant hereby waives any and all rights under and benefits of Sections 1932(2) and 1933(4) of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect.
23.    EMINENT DOMAIN. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term. Tenant hereby waives any and all rights under and benefits of Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Regulations or other laws now or hereinafter in effect.
24.    SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant (provided that any successor pursuant to a voluntary, third-party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease either by contractual obligation, assumption agreement or by operation of law), and upon such sale or conveyance, Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.
25.    ESTOPPEL CERTIFICATES. Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that to Tenant’s then current actual knowledge, there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser. If Tenant fails to execute and deliver such certificate within such ten (10) day period, Landlord may provide to Tenant a second written request with respect to such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within a five (5) day period following the date of Landlord’s second written request therefor, Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant. Landlord shall, within ten (10) business days after receipt of a written request from Tenant, but not more than once during any calendar year of the Term, execute and deliver Landlord’s standard form of estoppel certificate to Tenant’s lender, approved assignee or approved subtenant. Such estoppel certificate shall provide a certification solely as to (i) the status of this Lease, (ii) Landlord’s then-current actual knowledge of the existence of any defaults hereunder, and (iii) the amount of rent that is due and payable under this Lease.
26.    SURRENDER OF PREMISES.
26.1    Tenant and Landlord shall meet for two (2) joint inspections of the Premises at a time reasonably and mutually acceptable to both Landlord and Tenant, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises.
26.2    All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including, without limitation, carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, but subject to the terms of Section 6.4 above, if Landlord elects by notice given to Tenant at least thirty (30) days prior to expiration of the Term, Tenant shall, at Tenant’s sole cost, remove any Alterations (other than Cosmetic Alterations, except to the extent provided in Section 6.4, and Initial Alterations which Landlord determines, pursuant to Section 6.4, above, do not have to be removed), so designated by Landlord’s notice, and repair any damage caused by such removal. Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, as well as all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, “Personalty”). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal.
26.3    All of Tenant’s surrender removal, repair and restoration obligations under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, if Tenant fails to perform its obligations pursuant to this Article 26, Tenant shall pay to Landlord the amount, as reasonably estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge an uncured Event of Default. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied.
27.    NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered and received when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.
28.    TAXES PAYABLE BY TENANT. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes (other than Taxes payable by Tenant pursuant to Article 4) payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.
29.    RELOCATION OF TENANT. [Intentionally Omitted]
30.    PARKING.
30.1    During the Term of this Lease, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant, the number and type of parking passes as set forth on the Reference Page of this Lease and pursuant to Section 1.3. This right to park in the Building’s parking facilities (the “Parking Facility”) shall be on an unreserved, nonexclusive, first come, first served basis, for passenger-size automobiles and is subject to the following terms and conditions:
30.1.1    Tenant shall at all times abide by and shall cause each of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) to abide by any reasonable rules and regulations (“Rules”) for use of the Parking Facility that Landlord or Landlord’s garage operator reasonably establishes from time to time, and otherwise agrees to use the Parking Facility in a safe and lawful manner. Landlord reserves the right to adopt, modify and enforce the Rules governing the use of the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation. The Rules shall be generally applicable, and generally applied in the same manner, to all tenants of the Building. Landlord may refuse to permit any person who commits repeated violations of such Rules to park in the Parking Facility, and any repeated violation of the Rules shall subject the car to removal from the Parking Facility.
30.1.2    Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow Tenant’s Parties to park in any such assigned or reserved spaces. Tenant may validate visitor parking by such method as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control.
30.1.3    Tenant acknowledges that to the fullest extent permitted by law, Landlord shall have no liability for any damage to property or other items located in the parking areas of the Building (including without limitation, any loss or damage to tenant’s automobile or the contents thereof due to theft, vandalism or accident), nor for any personal injuries or death arising out of the use of the Parking Facility by Tenant or any Tenant’s Parties, whether or not such loss or damage results from Landlord’s active negligence or negligent omission. The limitation on Landlord’s liability under the preceding sentence shall not apply however to loss or damage arising directly from Landlord’s gross negligence or willful misconduct. Without limiting the foregoing, if Landlord arranges for the parking areas to be operated by an independent contractor not affiliated with Landlord, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Tenant and Tenant’s Parties each hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or any of Tenant’s Parties arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s Parties look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or any Landlord Entities.
30.1.4    Tenant’s right to park as described in this Article and this Lease shall not be transferable to any assignee or sublessee, except in connection with an assignment of this Lease or subletting of the Premises pursuant to Article 9 above. Such consent as to any transfer of Tenant’s parking rights hereunder that is not otherwise in connection with an assignment of this Lease or subletting of the Premises in accordance with Article 9 may be withheld by Landlord in its sole discretion.
30.1.5    Tenant’s parking passes shall be without charge during the Term, except to the extent set forth in the immediately following sentence. In the event any surcharge or regulatory fee is at any time imposed by any governmental authority with reference to parking, Tenant shall (commencing after two (2) weeks’ notice to Tenant) pay, per parking pass, such surcharge or regulatory fee to Landlord in advance on the first day of each calendar month concurrently with the month installment of rent due under this Lease. Landlord will enforce any surcharge or fee in an equitable manner amongst the Building tenants.
30.1.6    In the event that Tenant or the Tenant Entities repeatedly park more vehicles in the parking facilities than Tenant’s Proportionate Share of the total parking spaces available for common use (as set forth on the Reference Page of this Lease), then Landlord may elect, in its sole discretion, to (i) notify Tenant that it is prohibited from such excess parking and demand the immediate cessation of such excess parking by Tenant or the Tenant Entities, and/or (ii) designate an on-site parking area in which Tenant and the Tenant Entities will be required to park, and implement an assisted parking program (including, without limitation, valet, valet assist and/or stack or block parking), and Tenant shall be solely responsible for all costs and expenses of any such program.
30.2    If Tenant violates any of the terms and conditions of this Article, the operator of the Parking Facility shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such violation, without liability therefor whatsoever. If Landlord notifies Tenant that there have been substantial, repeated and ongoing breaches of any of the provisions of this Article 30, as determined by Landlord in its good faith discretion, Tenant shall deliver to Landlord within ten (10) days following the date of Landlord’s notice a formal written program that includes all actions and provisions necessary to eliminate the breaches referred to in Landlord’s notice (the “Remedial Program”). Landlord and Tenant shall cooperate in all reasonable respects during such ten (10) day period in order to ensure that Landlord and Tenant agree on the form and content of the Remedial Plan. Tenant shall promptly, diligently and continuously implement and administer the Remedial Plan, with such updates or changes from time to time as may be necessary to ensure compliance with the provisions of this Article 30.
31.    DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, Landlord may adjust either or both figures if there is manifest error, addition or subtraction to the Building or any business park or complex of which the Building is a part, remeasurement or other circumstance reasonably justifying adjustment. The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto. Except for purposes of determining Tenant’s Proportionate Share of the Building and the Project, as set forth on the Reference Pages, if the Building is part of a larger complex of building structures, the term “Building” may include the entire complex (other than any residential or retail structures (excluding Project Amenities or amenity retail within any particular Building in the Project)), where appropriate (such as shared Expenses, Insurance Costs or Taxes) and subject to Landlord’s reasonable discretion.
32.    AUTHORITY.
32.1    If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease. Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do so.
32.2    Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
33.    FINANCIAL STATEMENTS AND CREDIT REPORTS. At Landlord’s request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. Notwithstanding the foregoing, so long as Tenant is a publicly traded company on an “over-the-counter” market or any recognized national or international securities exchange, the foregoing shall not apply so long as Tenant’s current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain.
34.    COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages.
35.    TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of rent by Tenant), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party; provided, however, that this Article 35 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse any of Tenant’s payment obligations or any of its obligations under Articles 1, 3 or 4.
36.    SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.
37.    ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.
38.    EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants.
39.    RECORDATION. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.
40.    FITNESS CENTER. From and after the mutual execution and delivery of this Lease, subject to the terms of this Article 40 and Article 41 below, and provided Tenant’s employees execute Landlord’s standard waiver of liability form, then Tenant’s employees (the “Fitness Center Users”) shall be entitled to use, without a membership fee or similar charge directly to such employees, the fitness center (the “Fitness Center”) located at the Project and made available for non-exclusive use by the tenants of the Project until the expiration or earlier termination of this Lease. The use of the Fitness Center shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord for the Fitness Center. The Fitness Center Users shall only include Tenant’s employees who work primarily at the Premises. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Article 10 of this Lease shall apply to such use of the Fitness Center. In no event shall Tenant permit or suffer any Tenant Entity other than the Fitness Center Users to use the Fitness Center. The costs of operating, maintaining and repairing the Fitness Center shall be included as part of Expenses. Tenant acknowledges and agrees that Tenant’s and any Tenant Entity’s use of the Fitness Center is voluntary and shall be undertaken by Tenant’s and Tenant’s employees’ sole risk. Neither Landlord nor any Landlord Entities (collectively, the “Released Parties”) shall be liable for any claims, demands, injuries, damages, actions or causes of action whatsoever arising out of or connected with any use of the Fitness Center and TENANT DOES HEREBY EXPRESSLY FOREVER WAIVE, RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY ARISING FROM ALL SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES OF ACTION, INCLUDING LIABILITY FROM ALL ACTS OF ACTIVE OR PASSIVE NEGLIGENCE, INCLUDING SOLE NEGLIGENCE, ON THE PART OF THE RELEASED PARTIES. The waivers and releases contained in this Article shall survive the expiration or earlier termination of this Lease.
41.    PROJECT AMENITIES.
41.1    From and after the mutual execution and delivery of this Lease, subject to the terms of this Article 41, Tenant and its employees shall have the non-exclusive right, in common with Landlord and other tenants of the Project, to access and use certain common area amenities provided by Landlord from time to time to tenants of the Project on a non-exclusive basis, which currently consists of a cafeteria (the “Cafeteria”) and various conference rooms (the “Conference Rooms”), and the Fitness Center (collectively, the “Project Amenities”) until the expiration or earlier termination of the Lease but subject to the terms of this Article 41. For the avoidance of doubt, all costs and expenses incurred by Landlord or Landlord’s affiliate to operate, maintain, clean and manage the Project Amenities shall be included in Expenses. Such use by Tenant shall be without separate monthly rental charge to Tenant, save and except for the cost of any specific services provided and sold by the Project Amenities, including the cost of any food, beverages and other items sold at the Cafeteria, the standard charges for use of the Conference Rooms and related services, all at the applicable rates for such services established by Landlord for tenants of the Project from time to time; provided, however, that during the initial Term, Tenant shall be provided, subject to availability, up to twelve (12) hours of usage time in the Conference Rooms per month at no additional charge, on a non-cumulative basis, of which up to four (4) hours per month may be allocated for the Conference Room commonly known as the “Tassajara Room” and up to eight (8) hours per month may be allocated for the Conference Room commonly known as the “Diablo Room”) (provided that any unused hours for a calendar month shall in no event be credited to other time periods).
41.2    Subject to tenant demand (as determined by Landlord in its good faith discretion) and Landlord’s ability to secure a vendor with respect to the Cafeteria, Landlord shall use commercially reasonable efforts to maintain the Project Amenities during the Term of this Lease; provided that Tenant acknowledges that Landlord shall have the right, at Landlord’s sole but good faith discretion, to expand, contract, relocate or otherwise reasonably modify the Project Amenities and the equipment and other facilities located therein , and no such expansion, contraction, relocation or modification of the Project Amenities shall entitle Tenant to an abatement or reduction in Rent, or constitute a constructive eviction, or result in a default by Landlord under this Lease; provided that, with respect to the Conference Rooms, Landlord shall use commercially reasonable efforts to either reasonably accommodate Tenant’s right to use the Conference Rooms as set forth in the proviso in the last sentence of Section 41.1, above or provide alternate conference room space (comparable in size and amenities to the Tassajara Room or the Diablo Room) at the Project. Tenant acknowledges and agrees that Tenant’s and any of Tenant’s employee’s use of the Project Amenities is voluntary and, in consideration of the use of the Project Amenities, shall be undertaken by Tenant and such Tenant Entity’s sole risk. Neither Landlord nor any Landlord Entities (collectively, the “Released Parties”) shall be liable for any claims, demands, injuries, damages, actions or causes of action whatsoever arising out of or connected with Tenant’s and any Tenant Entity’s use of the Project Amenities and their facilities and services. TENANT DOES HEREBY EXPRESSLY FOREVER WAIVE, RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY ARISING FROM ALL SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES OF ACTION, INCLUDING LIABILITY FROM ALL ACTS OF ACTIVE OR PASSIVE NEGLIGENCE, INCLUDING SOLE NEGLIGENCE, ON THE PART OF THE RELEASED PARTIES. The waivers contained in this Section shall survive the expiration or earlier termination of this Lease.
42.    BUILDING SIGNAGE.
42.1    Tenant shall be entitled to one (1) identification parapet sign on the freeway side of the Building (the “Parapet Sign”) and one (1) freeway pylon sign (the “Pylon Sign”, and, together with the Parapet Sign, the “Building Signage”). The Parapet Sign is in the approximate location shown on Exhibit F attached hereto. The exact location of the Building Signage shall further be subject to Section 42.3 below, all applicable Regulations and Landlord’s prior written approval, all applicable governmental authorities, including the City of Pleasanton and any applicable owner’s association (“Owner’s Association”), including the Hacienda Business Park Owner’s Association (collectively, the “Required Approvals”), which approval of Landlord shall not be unreasonably withheld, conditioned or delayed. Such right to the Building Signage is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building Signage to Landlord, any applicable Owner’s Association and the City of Pleasanton and to any other parties that must provide the Required Approvals for the Building Signage and shall obtain written approval from Landlord and each such jurisdiction prior to installation, and shall fully comply with all applicable Regulations; (b) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (c) the size, color and design of the Building Signage shall be subject to Landlord’s prior written approval; and (d) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Building Signage in accordance with this Lease. At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated upon occurrence of any of the following events: (i) Tenant occupies less than fifty percent (50%) of the Premises; or (ii) this Lease or Tenant’s right to occupancy of the Premises shall terminate or otherwise no longer be in effect. Notwithstanding anything to the contrary contained in this Article 42, in the event Tenant fails to install the Building Signage within twelve (12) months following the Commencement Date, Tenant’s signage rights under this Article 42 shall be terminated and Tenant shall have no further right to install the Building Signage hereunder.
42.2    Upon the expiration or earlier termination of this Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord. Notwithstanding anything to the contrary contained in this Lease, Tenant shall pay all costs and expenses for such removal and restoration within five (5) business days following delivery of an invoice therefor. The rights provided in this Article 42 shall be non-transferable except in the case of a Permitted Transfer or assignment of this Lease approved by Landlord pursuant to Article 9.
42.3    So long as Tenant’s signage rights have not terminated pursuant to Section 42.1, then Tenant shall be entitled to an ongoing right of signage position at the top of the Pylon Sign, except as otherwise provided in this Section 42.3. The initial installation of Tenant’s signage in such top position on the Pylon Sign shall be at Tenant’s sole cost and expense. In the event that Landlord executes a lease with another tenant in the Project from time to time and said new tenant leases more than one hundred and ten percent (110%) of the rentable square footage then leased by Tenant, then Landlord shall have the right to relocate Tenant’s signage from the top position, upon not less than ten (10) days prior written notice to Tenant; provided, however, that any such relocation of Tenant’s signage on the Pylon Sign shall take into account the amount of space leased by Tenant in the Project vis-à-vis the other tenant’s with rights to install signage on the Pylon Sign. In addition, if Landlord sells a portion of the Project to a new owner, and such portion contains more than one hundred and ten percent (110%) of the rentable square footage then leased by Tenant, then Landlord shall have the right to relocate Tenant’s signage from the top position, upon not less than ten (10) days prior written notice to Tenant. If at any time there is no other tenant in the Project (or portion thereof then owned by Landlord) which leases more than one hundred and ten percent (110%) of the rentable square footage then leased by Tenant, and Landlord has not otherwise sold a portion of the Project to a new owner which owns more than one hundred and ten percent (110%) of the rentable square footage then leased by Tenant, Tenant shall again have the right to the top position on the Pylon Sign. The cost of such foregoing relocations shall be at the cost and expense of Landlord. The rights set forth in this Section are subject and subordinate to the rights of any tenant in the Building or Project existing on the date hereof.
43.    MONUMENT SIGNAGE.
43.1    So long as Tenant occupies at least fifty percent (50%) of the Premises, Tenant shall have the right to have its name listed on the shared monument sign in front of the Building (collectively, the “Monument Sign”) so long as such Monument Sign remains in place, subject to the terms of this Article 43; provided that nothing in this Article 43 shall obligate Landlord to continuously maintain the Monument Sign during the Term. The design, size and color of Tenant’s signage with Tenant’s name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall comply with all applicable Regulations and shall be subject to the approval of Landlord and any applicable governmental authorities. Landlord reserves the right to withhold consent to any sign that, in the reasonable judgment of Landlord, is not harmonious with the design standards of the Building and Monument Sign. Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. Tenant must obtain Landlord’s written consent to any proposed signage and lettering prior to its fabrication and installation. Tenant’s right to place its name on the Monument Sign, and the location of Tenant’s name on the Monument Sign, shall be subject to Landlord’s reasonable approval, subject to Section 43.4 below. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. In the event that additional names are listed on the Monument Sign, all future costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on such Monument Sign.
43.2    Tenant’s name on the Monument Sign shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Sign all at Tenant’s sole risk, cost and expense (subject to application of the Allowance). Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.
43.3    If during the Term (and any extensions thereof) Tenant leases and occupies less than one full floor in the Building, and upon the expiration or earlier termination of this Lease, Tenant’s rights granted herein will terminate and Landlord may remove Tenant’s name from the Monument Sign at Tenant’s sole cost and expense and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted. The cost of such removal and restoration shall be payable as additional rent within five (5) days of Landlord’s demand.
43.4    So long as there exists no uncured monetary or material non-monetary Event of Default under this Lease and Tenant is the tenant occupying the largest rentable square footage in the Building, then Tenant shall be entitled to signage at the top of the Monument Sign. In the event Tenant no longer occupies the largest rentable square footage in the Building, then Landlord may, upon not less than ten (10) days prior written notice to Tenant, relocate the position of Tenant’s name on the Monument Sign at Landlord’s cost.
44.    OPTION TO RENEW. Provided this Lease is in full force and effect and there exists no monetary or material non-monetary Event of Default at the time of notification or commencement and there has not previously been a monetary or material non-monetary Event of Default under this Lease beyond applicable notice and cure periods expressly set forth in this Lease more than twice in the immediately preceding twenty-four (24) month period, Tenant shall have one (1) option to renew (the “Renewal Option”) this Lease for a term of five (5) years (the “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions as set forth below: Upon the proper exercise of such Renewal Option, and provided that, at Landlord’s option, as of the end of the Term, there exists no monetary or material non-monetary Event of Default under this Lease, and, at Landlord’s option, there has not previously been a monetary or material non-monetary Event of Default under this Lease beyond applicable notice and cure periods expressly set forth in this Lease more than twice in the immediately preceding twenty-four (24) month period, the Term, as it applies to the Premises, shall be extended for a period of five (5) years.
44.1    If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice (the “Renewal Notice”) no earlier than the date which is four hundred fifty (450) days prior to the expiration of the Term of this Lease but no later than the date which is three hundred sixty-five (365) days prior to the expiration of the Term of this Lease. If Tenant fails to provide the Renewal Notice, Tenant shall have no further or additional right to extend or renew the Term of this Lease.
44.2    The Annual Rent and Monthly Installment of Rent in effect at the expiration of the Term of this Lease shall be adjusted to reflect the Prevailing Market (as defined in Section 44.9) rate and the Base Year for the Renewal Term shall be amended to be the calendar year in which the Renewal Term commences. Landlord shall advise Tenant of the new Annual Rent and Monthly Installment of Rent for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Renewal Option under this Article 44.
44.3    If Tenant and Landlord are unable to agree on a mutually acceptable Annual Rent and Monthly Installment of Rent for the Renewal Term not later than sixty (60) days prior to the expiration of the initial Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in Pleasanton, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).
44.4    Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimates chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.
44.5    If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Monthly Installments of Rent upon the terms and conditions in effect during the last month of the initial Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Annual Rent and Monthly Installments of Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises.
44.6    This Renewal Option is not transferable other than pursuant to a Permitted Transfer or other assignment of Lease in accordance with Article 9; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any other assignee or any sublessee have any rights to exercise this Renewal Option.
44.7    If Tenant validly exercises or fails to exercise this Renewal Option, Tenant shall have no further right to extend the Term of this Lease.
44.8    For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the same rental market in the North Pleasanton, Dublin and Bishop Ranch, California areas as of the date the Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, the revised Base Year and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.
45.    TEMPORARY SPACE.
45.1    During the period beginning on the date which Tenant has delivered all prepaid rental and initial certificates of insurance required by this Lease (which certificates of insurance shall specifically cover both the Temporary Space during the Temporary Space Term, as hereinafter defined, and the Premises), and ending on the date that is the earlier to occur of: (i) the date on which the Initial Alterations are substantially complete; and (ii) March 31, 2015 (such period being referred to herein as the “Temporary Space Term”), Landlord shall allow Tenant to use approximately 15,000 rentable square feet of space on the ground floor of the Building as shown on Exhibit G attached hereto (the “Temporary Space”) for the use permitted by the terms of this Lease. During the Temporary Space Term, the Temporary Space shall be deemed the “Premises” for purposes of Article 10 (Indemnification) of this Lease. Such Temporary Space shall be accepted by Tenant in its “as-is” condition and configuration, it being agreed that Landlord shall be under no obligation to perform any work in the Temporary Space or to incur any costs in connection with Tenant’s move in, move out or occupancy of the Temporary Space or any Replacement Temporary Space. Tenant acknowledges that it shall be entitled to use and occupy the Temporary Space at its sole cost, expense and risk. Tenant shall not construct any improvements or make any alterations of any type to the Temporary Space without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed with respect to Cosmetic Alterations. All costs in connection with making the Temporary Space ready for occupancy by Tenant shall be the sole responsibility of Tenant.
45.2    The Temporary Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein, provided that Tenant shall not be required to pay any Monthly Installment of Rent for the Temporary Space during the Temporary Space Term. Tenant shall not be required to pay Tenant’s Proportionate Share of Expenses, Insurance Costs or Taxes for the Temporary Space during the Temporary Space Term but shall pay all other additional rent and sums payable under this lease with respect to the Temporary Space. Tenant shall not be entitled to receive any allowances, abatement or other financial concession in connection with the Temporary Space which was granted with respect to the Premises unless such concessions are expressly provided for herein with respect to the Temporary Space, and the Temporary Space shall not be subject to any renewal or expansion rights of Tenant under the Lease.
45.3    Upon termination of the Temporary Space Term, Tenant shall vacate the Temporary Space and deliver the same to Landlord in the same condition that the Temporary Space was delivered to Tenant, ordinary wear and tear excepted. At the expiration or earlier termination of the Temporary Space Term, Tenant shall remove all debris, all items of Tenant’s Personalty, and any trade fixtures of Tenant from the Temporary Space. Tenant shall be fully liable for all damage Tenant or Tenant’s agents, employees, contractors, or subcontractors cause to the Temporary Space. Tenant shall have no right to hold over or otherwise occupy the Temporary Space at any time following the expiration or earlier termination of the Temporary Space Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Temporary Space, without first providing notice thereof to Tenant. In the event of holding over by Tenant after expiration or termination of the Temporary Space Term without the written authorization of Landlord, Tenant shall pay, for such holding over, $85,590.12, per month, for each month or partial month of holdover, plus all damages that Landlord incurs as a result of the Tenant’s hold over. During any such holdover, Tenant’s occupancy of the Temporary Space shall be deemed that of a tenant at sufferance, and in no event, either during the Temporary Space Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable law. While Tenant is occupying the Temporary Space, Landlord or Landlord’s authorized agents shall be entitled to enter the Temporary Space, upon reasonable notice, to display the Temporary Space to prospective tenants.
46.    RIGHT OF FIRST OFFER.
46.1    Right of First Offer. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”) and any Permitted Transferee a right of first offer with respect to the space located on the first (1st) (the “First Floor Offer Space”) and second (2nd) (the “Second Floor Offer Space”) floors of the Building (collectively, the “First Offer Space”). Notwithstanding the foregoing, (i) with respect to the First Floor Offer Space, such first offer right of Tenant shall commence only following the Commencement Date (provided that Landlord shall not market the First Floor Offer Space until the occurrence of the Commencement Date), except as specifically set forth in Section 46.2.2, below, and (ii) with respect to the Second Floor First Offer Space, such first offer right of Tenant shall commence only following the expiration or earlier termination of the initial lease(s) (including renewals and extensions, whether pursuant to rights existing in such initial lease(s) or thereafter granted) of the Second Floor Offer Space, which initial lease(s) arise from a letter of intent executed by such tenant as of the Lease Reference Date, and such right of first offer shall be subordinate to all rights of tenants under such initial lease(s) of the First Offer Space, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants, collectively, the “Superior Right Holders”). As of the Lease Reference Date, the only existing Superior Right Holder is a prospective tenant who has executed a letter of intent to lease the entire second (2nd) floor of the Building. In addition, if Tenant, following its receipt of a “First Offer Notice,” as that term is defined in Section 46.4 of this Lease, below, fails to exercise its right to lease the First Offer Space, then Landlord shall have a right to enter into an “Interim Lease,” as that term is defined in Section 46.3, below, with respect to such space (i.e., the space set forth in the First Offer Notice), and Tenant’s right of first offer as set forth in this Section 46 shall be subordinate the all rights of the tenant under the Interim Lease and such tenant shall be deemed a Superior Right Holder. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 46.
46.2    Procedure for Offer.
46.2.1    Landlord shall notify Tenant (a “First Offer Notice”) from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space; provided, however, notwithstanding the foregoing, with respect to the initial availability of the First Floor Offer Space, except in response to a “Request Notice,” as that term is defined in Section 46.2.2, below, Landlord shall not be obligated to notify Tenant until such time as Landlord has received a written expression of interest from a prospective third party tenant regarding all or a portion of such First Offer Space. Specifically, the parties hereto acknowledge that Tenant will be occupying a portion of the First Floor Offer Space until the Commencement Date as the Temporary Space hereunder and the remaining portion is presently vacant, such entire First Floor Offer Space will immediately thereafter be vacant, and, except in response to a Request Notice, Landlord shall not be obligated to deliver the initial First Offer Notice with respect to the First Floor Offer Space until such time as Landlord has received a written expression of interest from a prospective third party tenant regarding all or a portion of such First Floor Offer Space. Pursuant to the First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 46.4, below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.
46.2.2    Notwithstanding anything to the contrary in this Section 46.2, during the period from and after the Lease Reference Date until and including March 31, 2016, Tenant may also inform Landlord (the “Request Notice”) that Tenant desires to lease additional space which is First Offer Space (including the desired approximate square footage, which shall consist of at least half a floor of First Offer Space) (the “Requested First Offer Space”) by delivering such Request Notice to Landlord pursuant to the terms of Article 27 of this Lease. Within ten (10) business days following receipt of a Request Notice, Landlord shall deliver to Tenant a First Offer Notice, which First Offer Notice shall describe, in addition to the terms set forth in this Section 46.2, above, the exact configuration and size of the Requested First Offer Space which is “Available Space” (as that term is defined in below). Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the First Offer Space. For purposes of this Section 46.2.2, “Available Space” means space which (i) is not part of the Premises, (ii) is not then subject to a lease, and (iii) is not then subject to negotiations between Landlord and a prospective tenant or an existing tenant as evidenced by a letter of intent, lease proposal, or a specifically prepared and tailored lease document.
46.3    Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in a First Offer Notice, then within ten (10) days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) of Tenant’s election to exercise its right of first offer with respect to the entire space described in such First Offer Notice on the terms contained therein (which terms shall be the terms of this Lease except as expressly provided in this Section 46). If Tenant does not so notify Landlord within the ten (10) day period, then Landlord shall be free for six (6) months thereafter (with Tenant’s right of first offer as set forth in this Section 46 to recommence following the expiration or earlier termination of such six (6) month period provided that Landlord does not enter into an Interim Lease, and further provided that Tenant shall have only five (5) business days, instead of ten (10) days, in which to exercise Tenant’s right of first offer) to lease (an “Interim Lease”) the space described in such First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its right of first offer with respect to any space described in a First Offer Notice or if Tenant fails to respond to a First Offer Notice within ten (10) days (or five (5) business days, as applicable) of delivery thereof and Landlord thereafter enters into an Interim Lease pursuant to this Section 46.3, then Tenant’s right of first offer as set forth in this Section 46 shall terminate with respect to the particular space described in the First Offer Notice, until such time as such space becomes available again following expiration or the earlier termination of the Interim Lease entered into by Landlord.
46.4    First Offer Space Rent.
46.4.1    In the event that Tenant delivers the First Offer Exercise Notice or, if the procedure for offer occurs pursuant to Section 46.2.2, above, the Request Notice, prior to April 1, 2016, then the rent payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be as follows: (i) Tenant shall pay the Monthly Installment Rent for the First Offer Space at the same rate per rentable square foot payable by Tenant from time to time for the Premises, and (ii) Tenant shall pay Tenant’s Proportionate Share of Expenses, Taxes and Insurance Costs in accordance with the terms of the Lease, provided that Tenant’s Proportionate Share with respect to the First Offer Space shall be calculated by dividing the rentable square footage of the First Offer Space by the rentable square footage of the Building. In addition, Tenant shall be entitled to an abatement of Monthly Installment of Rent prorated appropriately to take into account a lease term for the First Offer Space which is shorter in length than the Term hereunder.
46.4.2    In the event Tenant delivers the First Offer Exercise Notice on or after April 1, 2016, then the rent payable by Tenant for the First Offer Space (which shall also be known herein as the “First Offer Rent”) shall be equal to the “Prevailing Market,” as that term is defined in this Section 46.4.2 below, for the First Offer Space. For purposes of this Section 46, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the First Offer Space in the Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses, insurance costs and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (a) the lease term is for less than the lease term of the subject First Offer Space, (b) the space is encumbered by the option rights of another tenant, or (c) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.
46.5    Construction In First Offer Space. Tenant shall accept the First Offer Space in its then existing “as is” condition. The construction of improvements in the First Offer Space shall comply with the terms of Article 6 of this Lease.
46.5.1    In the event Tenant delivers the First Offer Exercise Notice or, if the procedure for offer occurs pursuant to Section 46.2.2, above, the Request Notice, prior to April 1, 2016, then Tenant shall be entitled to a tenant improvement allowance (“First Offer Allowance”) for the construction of improvements that are permanently affixed to the First Offer Space in the amount equal to the product of (i) the rentable square footage of the First Offer Space, (ii) $45.00, and (iii) a fraction (the “First Offer Proration Fraction”), the numerator of which equals the number of full calendar months remaining in the lease Term following the First Offer Commencement Date, and the denominator of which equals 117. In no event shall the Proration Fraction be more than one.
46.5.2    In the event Tenant delivers the First Offer Exercise Notice on or after April 1, 2016, then any tenant improvement allowance (which shall also be referred to herein as the “First Offer Allowance”) to which Tenant is entitled in connection with its lease of the First Offer Space shall be determined as part of the First Offer Rent.
46.6    Amendment to Lease. If Tenant timely exercises Tenant’s right to lease First Offer Space as set forth herein, then, within thirty (30) days thereafter, Landlord and Tenant shall execute a lease amendment for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 46. Notwithstanding the foregoing, the failure of Tenant to execute and deliver such amendment to Landlord shall not affect an otherwise valid exercise of Tenant’s expansion rights or the parties’ rights and responsibilities in respect thereof. Tenant shall commence payment of Annual Rent for such First Offer Space, and the term of such First Offer Space shall commence, upon the date of delivery of such First Offer Space to Tenant (the “First Offer Commencement Date”) and shall terminate concurrently with Tenant’s lease of the Premises.
46.7    Termination of Right of First Offer. The rights contained in this Section 46 shall be personal to Original Tenant and any Permitted Transferee, and may only be exercised by Original Tenant or a Permitted Transferee (and not by any other assignee, sublessee or transferee of Tenant’s interest in this Lease) if Original Tenant or such Permitted Transferee occupies the entire Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord and Landlord’s subsequent entry into an Interim Lease pursuant to Section 46.3, above, until such time as such space becomes available again following expiration or the earlier termination of the Interim Lease entered into by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 46, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, there is an uncured monetary or material non-monetary Event of Default under this Lease or there has previously been a monetary or non-monetary Event of Default under this Lease which remained uncured past any applicable notice and cure period more than once in the immediately preceding twelve (12) month period. Notwithstanding anything set forth herein to the contrary, Tenant shall not have the right to exercise its right of first offer granted herein if the First Offer Commencement Date will occur during or following the last five (5) years of the Term unless Tenant exercises its right to extend the Term pursuant to Article 44 of this Lease (or the Term is otherwise extended so that Tenant’s lease of the First Offer Space is not less than a five (5) year term and is coterminous with Tenant’s lease of the Premises) concurrently with, or prior to, which Landlord agrees that Tenant shall have the right to do notwithstanding the otherwise applicable dates for such exercise set forth in Article 44, below, Tenant’s exercise of the applicable right of first offer. If Tenant exercises such foregoing right to extend the Term on an earlier basis, the parties agree that Tenant’s right to request Landlord’s determination of the new Annual Rent and Monthly Installment of Rent for the Premises shall continue to be based on the dates on which Tenant may exercise its Renewal Option under Article 44, and not earlier despite Tenant’s right in this Section 46.7 to exercise such Renewal Option early. In addition to the foregoing, the right of first offer granted herein shall not apply during the Renewal Term.
47.    ROOF SPACE FOR DISH/ANTENNA.
47.1    During the initial Term and any extension thereof, Tenant shall have the right to lease space on the roof of the Building for the purpose of installing (in accordance with Article 6 of this Lease), operating and maintaining a dish/antenna or other communication device (the “Dish/Antenna”) to be approved by Landlord. The location of the space on the roof designated by Landlord to be leased by Tenant is referred to herein as the “Roof Space”. Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term. Landlord’s designation shall take into account Tenant’s use of the Dish/Antenna. Notwithstanding the foregoing, Tenant’s right to install the Dish/Antenna shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the size of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna. The precise specifications and a general description of the Dish/Antenna, or any replacements thereof, along with all documents Landlord reasonably requires to review the installation of the Dish/Antenna (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than twenty (20) days before Tenant commences to install the Dish/Antenna. Tenant shall be solely responsible for obtaining and maintaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord determines that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the “Aesthetic Screening”).
47.2    Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits. It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any Tenant Entity.
47.3    Tenant agrees to install and maintain only equipment of types and frequencies which will not cause unreasonable interference to Landlord or any other tenant of the Building. In the event Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the judgment of Landlord, then Tenant agrees to remove the Dish/Antenna from the Roof Space. Landlord shall make commercially reasonable efforts to ensure that any new equipment installed on the roofs by other tenants or users does not have frequencies which causes unreasonable interference to Tenant’s Dish/Antenna. Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor any Landlord Entity shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord any Landlord Entity shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.
47.4    The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or the Tenant Entities.
47.5    In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs that could affect Tenant’s Dish/Antenna, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.
47.6    Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building. Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially or adversely alter the rights of Tenant hereunder with respect to the Roof Space. Tenant specifically acknowledges and agrees that the terms and conditions of Article 10 of this Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.
47.7    If there exists any uncured monetary or material non-monetary Event of Default under this Lease, Landlord shall be permitted to exercise all remedies provided under the terms of this Lease, including upon at not less than five (5) business days’ prior written notice to Tenant, removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured monetary or material non-monetary Event of Default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish/Antenna, the appurtenances, and the Aesthetic Screening, if any. Tenant’s rights pursuant to this Article 47 are personal to the named Tenant under this Lease, its Permitted Transferee and any other assignees or subtenant consented to by Landlord pursuant to Article 9 above, and are not otherwise transferable.
48.    CONFIDENTIALITY. Except as otherwise required by applicable Regulations, including, without limitation, U.S. securities laws and regulations and stock exchange rules, Tenant agrees that neither Tenant nor any Tenant Entity or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Lease or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.
49.    LIMITATION OF LANDLORD’S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building in which the Premises is located. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
50.    GROUND FLOOR LOBBY RENOVATION AND BUILDING RENOVATIONS GENERALLY. Landlord and Tenant acknowledge and agree that Landlord shall complete the construction of renovations (“Initial Renovations”) to the ground floor and lobby areas of the Building as determined by Landlord in its sole discretion. All costs incurred by Landlord in connection with the construction of the Initial Renovations shall be at Landlord’s sole cost and expense. Landlord agrees that once the Initial Renovations are commenced, Landlord shall thereafter complete the construction of the Initial Renovations using commercially reasonable diligence, and shall in any event complete the Initial Renovations (which shall mean substantial completion of the same, as determined by Landlord in Landlord’s sole discretion) by not later than April 1, 2015. Except as specifically set forth herein or in Exhibit B attached hereto, it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, together with the Initial Renovations, the “Renovations”) the Project, the Building and/or the Premises. Landlord shall use commercially reasonable efforts to complete any Renovations in a manner which does not materially, adversely affect Tenant’s use of or access to the Premises (including the Temporary Space). Notwithstanding the foregoing, Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises (or Temporary Space) or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Lease Reference Date set forth in the Reference Pages of this Lease.
LANDLORD:    TENANT:
SFI PLEASANTON, LLC,    ELLIE MAE, INC.,
a Delaware limited liability company    a Delaware corporation

By:	SFI Mezz Pleasanton, LLC, a Delaware limited liability company, its member

By:	Swift Fund I GP, LLC, a Delaware limited liability company, its manager
By:         By:
Name:         Name:
Title:         Title:
Dated:         Dated:

EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant
Exhibit A is intended only to show the general layout of the Premises as of the beginning of the Term of the Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 of the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.
FLOOR 3
FLOOR 4
FLOOR 5

EXHIBIT A-1 – SITE PLAN
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant
Exhibit A-1 is intended only to show the general location of the Building and/or the project of which the Building is a part as of the beginning of the Term of the Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 of the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

4450
Building 5
4460
Building 6
4400
Conference
Center
4440
Building 4
4410
Building 1
4432
Dining
Facility
4430
Building 3
4420
Building 2

EXHIBIT B – INITIAL ALTERATIONS AND LANDLORD WORK
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant
A.    Tenant’s Alterations.
1.    Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Lease to which this Exhibit B is attached and all prepaid rental (pursuant to Section 3.1 of the Lease) and insurance certificates required under the Lease, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 6 of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations (provided that Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of Tenant’s final plans for the Initial Alterations of its approval or disapproval thereof, and, if Landlord so disapproves, Landlord shall return the same to Tenant with requested revisions, and Tenant shall immediately revise the same in accordance with such review and any disapproval of Landlord in connection therewith) and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the Initial Alterations, (d) does not provide current financial statements reasonably acceptable to Landlord, (e) does not execute the Responsible Contractor Policy Statement provided by Landlord, or (f) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.
2.    Landlord agrees to contribute the sum of $4,745,340.00 (i.e. $45.00 per rentable square foot of the initial Premises) (the “Allowance”) toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the Premises. The Allowance may only be used for the cost of obtaining permits, preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs in connection with the Initial Alterations. In addition, Tenant may use the Allowance for the cost of constructing and installing the Building Signage and the Monument Sign. So long as no uncured monetary or material non-monetary Event of Default exists, the Allowance shall be disbursed by Landlord in accordance with the procedures set forth below. Not more frequently than once per calendar month, Tenant may deliver to Landlord: (i) a request for payment of Tenant’s contractor, approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Initial Alterations, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant’s approval and acceptance of the work and materials described therein); (ii) invoices from all parties providing labor or materials to the Premises; (iii) executed conditional mechanic’s lien releases from all parties providing labor or materials to the Premises (along with unconditional mechanic’s lien releases for any prior payments made pursuant to this paragraph) satisfying applicable Regulations, including, without limitation, California Civil Code §§8132 – 8138, as applicable; (iv) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (v) all other information reasonably requested by Landlord, which shall be requested by Landlord within five (5) days following Landlord’s receipt of a request for payment from Tenant. Tenant’s request for payment shall not be reduced by any retention amount (as such amount shall be accounted for in Landlord’s payment to Tenant, as set forth immediately below). Within thirty (30) days after receiving such materials, Landlord shall deliver a check to Tenant, payable to Tenant, in the amount of the lesser of (a) the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions shall be referred to in this Exhibit B as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment request. Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention within thirty (30) days after the latest of (A) the completion of the Initial Alterations in accordance with the approved plans and specifications; (B) Landlord’s receipt of (1) paid invoices from all parties providing labor or materials to the Premises; (2) executed unconditional mechanic’s lien releases satisfying applicable Regulations, including, without limitation, California Civil Code §§8132 – 8138, as applicable; (3) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Initial Alterations have been substantially completed; (4) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (5) any other information reasonably requested by Landlord; (C) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (D) Tenant’s compliance with Landlord’s standard “close out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors. Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment requests. If the estimated cost of the Initial Alterations exceeds the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the ten percent (10%) retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of a monetary or material non-monetary Event of Default, and Landlord’s obligation to disburse shall only resume when and if such Event of Default is cured.
3.    In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit B by December 31, 2015, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.
4.    Except as otherwise set forth in the Lease, Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, and as otherwise provided in this Section 4, incur any costs in connection with the construction or demolition of any improvements in the Premises. Notwithstanding the foregoing or anything to the contrary set forth in Section 1.1 of the Lease, Landlord shall be responsible for the cost of performing the modifications to the Building described on Schedule 1 attached hereto to the extent that (a) such modifications are required by Regulations, including Title III of the Americans with Disabilities Act, in order for Tenant to obtain a building permit for the Initial Alterations or a certificate of occupancy for Tenant’s occupancy of the Premises for general office use and (b) the need for any such modifications is not required as a result of the particular design, configuration or nature of the Initial Alterations being performed by or on behalf of Tenant (other than normal and customary Building standard office improvements) or any above-Building Standard Occupancy (defined below) level (each, a “Required Upgrades”). In addition, Landlord shall be responsible for the cost of correcting any other violations of Regulations with respect to the Premises existing as of the date Landlord delivers possession of the Premises to Tenant (provided that the Initial Alterations are typical of standard office improvements) to the extent that (a) such modifications are required by Regulations, including Title III of the Americans with Disabilities Act, in order for Tenant to obtain a building permit for the Initial Alterations or a certificate of occupancy for Tenant’s occupancy of the Premises for general office use and (b) the need for any such modifications is not as a result of the particular design, configuration or nature of the Initial Alterations being performed by or on behalf of Tenant (other than normal and customary Building standard office improvements) or any above-Building Standard Occupancy level (each, an “Additional Required Upgrade”). In the event that Tenant becomes aware of the requirement to perform any Required Upgrades or Additional Required Upgrades, Tenant shall provide Landlord with prompt written notice thereof (an “Upgrade Notice”), which Upgrade Notice shall include (i) reasonable evidence that such Required Upgrades and/or Additional Required Upgrade must be performed by Tenant in order for Tenant to obtain a building permit for the Initial Alteration or certificate of occupancy for the Premises as described above, (ii) a reasonably detailed scope of work, and specifications of such Required Upgrade or Additional Required Upgrade, (iii) the estimated total cost of the work (the “Upgrade Cost Estimate”), and (iv) the proposed time frame for the performance of the proposed work (collectively, the “Work Proposal”). To the extent that any Required Upgrades or Additional Required Upgrades must be made by Tenant pursuant to this Section, such work shall be performed by Tenant in accordance with plans and specifications for such Required Upgrade(s) and/or Additional Required Upgrade(s) prepared by Landlord’s architect at Landlord’s cost and provided to Tenant, as a part of the Initial Alterations and otherwise in accordance with the terms of this Exhibit B using Building standard methods, materials and finishes. In addition to the Allowance, Landlord shall pay for the cost of any Required Upgrades for which Landlord is responsible pursuant to this Section in an amount not to exceed the Upgrade Cost Estimate for such Required Upgrades set forth in the Work Proposal submitted to Landlord plus any increases in such Upgrade Cost Estimate that are reasonably approved in advance by Landlord. If Tenant’s Upgrade Notice requires any Additional Upgrade to be performed, then within five (5) business days following the date of Tenant’s Upgrade Notice, Landlord shall notify Tenant whether Landlord shall perform the Additional Required Upgrade or whether Tenant will perform the Additional Required Upgrade in conjunction with the Initial Alterations. In the event Landlord elects to perform the Additional Required Upgrade, Landlord shall use commercially reasonable efforts, subject to Landlord’s right to dispute or appeal the Additional Required Upgrade as set forth below, to complete the Additional Required Upgrade as soon as practicable following the date of receipt of Tenant’s Upgrade Notice. If Tenant is required to perform such Additional Required Upgrade, Landlord shall pay the cost for such work in an amount not to exceed the Upgrade Cost Estimate for such Additional Required Upgrade set forth in the Work Proposal submitted to Landlord plus any increases in such Upgrade Cost Estimate that are reasonably approved in advance by Landlord. Provided that Landlord’s failure to complete the Required Additional Upgrade will not prohibit Tenant from obtaining a certificate of occupancy for the Premises by no later than the Commencement Date, or unreasonably and materially affect the safety of Tenant’s employees or create a material health hazard for Tenant’s employees, or materially and adversely affect Tenant’s access to or use of the Premises, Landlord shall have the right to contest any alleged Additional Required Upgrades in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Regulations and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Regulations.
5.    Any amounts payable by Landlord to Tenant pursuant to Section 4 above for any Required Upgrades or Additional Required Upgrades is collectively referred to herein as the “Upgrade Reimbursement”. The Upgrade Reimbursement shall be disbursed in the same manner and subject to the same terms and conditions for the disbursement of the Allowance set forth in Section 2 above. Notwithstanding anything to the contrary set forth herein, Tenant, not Landlord, shall be responsible for correcting any violations of Regulations relating in any manner to the Premises or made applicable to the Premises, the Building or the common areas by (a) Tenant’s specific use of the Premises (other than general office use) or occupancy of the Premises in excess of the Building Standard Occupancy Density, (b) the particular design, configuration or nature of the alterations, additions or improvements being performed by or on behalf of Tenant that are not consistent with Building standard office improvements, (c) the negligent acts or omissions of Tenant or any Tenant Entities, (d) Tenant’s arrangement of any furniture, equipment or other property in the Premises and (e) and any changes in Regulations after the date hereof that are applicable to the Premises. Any such corrections that are Tenant’s responsibility hereunder shall not constitute Required Upgrades or Additional Required Upgrades and shall be performed by Tenant at its sole cost and expense as a part of the Initial Alterations (subject to application of the Allowance to such costs pursuant to Section 2 above). Nothing herein shall require Tenant, with respect to the common areas or the Premises, to comply with Regulations which require alterations, capital improvements or the installation of new or additional mechanical, electrical, plumbing or fire/life safety systems on a Building-wide basis without reference to Tenant’s specific use (other than general office use) or occupancy of the Premises in excess of the Building Standard Occupancy, the negligent acts or omissions of Tenant or any Tenant Entity, or the particular design or configuration of any alterations, additions or improvements performed by or on behalf of Tenant.
B.    Landlord Work.
1.    Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Premises in accordance with the following work list (the “Work List”) using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Work List are hereinafter referred to as the “Landlord Work”. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.
WORK LIST
A.    Upgrade the restrooms located on the third (3rd), fourth (4th) and fifth (5th) floors of the Building as determined by Landlord and otherwise in a manner which is approved by the City of Pleasanton.
2.    All other work and upgrades, subject to Landlord’s approval, shall be performed by Tenant at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon in accordance with Section A above. In addition to the Landlord Work set forth in Section B1, above, Landlord, at its expense (except to the extent properly included in Expenses pursuant to Article 4), shall be responsible for correcting any violations of applicable Regulations (including, without limitation, Title III of the Americans with Disabilities Act), as interpreted and enforced as of the date of the Lease and as may be required as a result of the Initial Alterations, including but not limited to architectural drawings required to be submitted by Tenant in connection with its Initial Alterations building permit, with respect to the common areas of the Building and the Project to the extent that (a) such correction is necessary for Tenant to use the Premises for general office use in a normal and customary manner and for Tenant, its employees, independent contractors and visitors to have reasonably safe access to and from the Premises, or (b) Landlord’s failure to perform such correction would impose liability upon Tenant under Regulations; provided, however, that Landlord shall not be required to correct any violation that (i) is triggered by the negligent acts or omissions of Tenant or any Tenant Entity, including without limitation as a result of any matter that is Tenant’s responsibility to perform under Article 1 or, Article 6 of the Lease or Section A above; or (ii) arises under any provision of the ADA other than Title III thereof. Landlord may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Regulations, and appealing any order or judgment to the extent permitted by Regulations so long as such contest or appeal will not prohibit Tenant from obtaining a certificate of occupancy for the Premises by the Commencement Date, or unreasonably and materially affect the safety of Tenant’s employees or create a material health hazard for Tenant’s employees, or materially and adversely affect Tenant’s access to or use of the Premises; provided, however, that, after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment.
3.    Tenant acknowledges that any work to be performed by Landlord may be performed by Landlord in the Premises during normal business hours for the Building. Landlord and Tenant agree to cooperate with each other in order to enable any work to be performed by Landlord to be performed in a timely manner. Notwithstanding anything herein to the contrary, any delay in the completion of any work to be performed by Landlord or inconvenience suffered by Tenant during the performance of the same shall not delay the Commencement Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.
C.    Miscellaneous.
1.    This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

SCHEDULE 1 TO EXHIBIT B – REQUIRED UPGRADES
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant
All base Building systems within the Premises shall be in good condition and working order as of the Delivery Date, as provided in Section 7.1.

EXHIBIT C – COMMENCEMENT DATE MEMORANDUM
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant
COMMENCEMENT DATE MEMORANDUM
THIS MEMORANDUM, made as of ______, 20___, by and between SFI PLEASANTON, LLC, a Delaware limited liability company (“Landlord”) and ELLIE MAE, INC., a Delaware corporation (“Tenant”).
Recitals:
A.Landlord and Tenant are parties to that certain Lease, dated for reference December __, 2013 (the “Lease”) for certain premises (the “Premises”) consisting of approximately 105,451 square feet in the building located at 4420 Rosewood Drive, Pleasanton, California 94588.
B.    Tenant is in possession of the Premises and the Term of the Lease has commenced.
C.    Landlord and Tenant desire to enter into this Memorandum confirming the Commencement Date, the Termination Date and other matters under the Lease.
NOW, THEREFORE, Landlord and Tenant agree as follows:
1.    The actual Commencement Date is ______.
2.    The actual Termination Date is ______.
3.    The schedule of the Annual Rent and the Monthly Installment of Rent set forth on the Reference Pages is deleted in its entirety, and the following is substituted therefor:
[insert rent schedule]

4.    Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.
LANDLORD:    TENANT:
SFI PLEASANTON, LLC,    ELLIE MAE, INC.,
a Delaware limited liability company    a Delaware corporation

By:	SFI Mezz Pleasanton, LLC, a Delaware limited liability company, its member

By:	Swift Fund I GP, LLC, a Delaware limited liability company, its manager
By: DO NOT SIGN        By: DO NOT SIGN
Name:         Name:
Title:         Title:
Dated:         Dated:

EXHIBIT D – RULES AND REGULATIONS
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant
1.    No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at Tenant’s expense by a vendor designated or approved by Landlord. In addition, Landlord reserves the right to change from time to time the format of the signs or lettering and to require previously approved signs or lettering to be appropriately altered.
2.    If Landlord objects in writing to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything or allow anything to be placed against or near any glass partitions or doors or windows which may appear unsightly, in the opinion of Landlord, from outside the Premises.
3.    Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, or stairways of the Building. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building.
4.    Any directory of the Building, if provided, will be exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names. Landlord reserves the right to charge for Tenant’s directory listing.
5.    All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor or any other employee or any other person.
6.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed. No foreign substance of any kind whatsoever shall be thrown into any of them, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
7.    Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord. Tenant will comply with any and all recycling and composting procedures designated by Landlord.
8.    Landlord will furnish Tenant two (2) keys free of charge to each door in the Premises that has a passage way lock. Landlord may charge Tenant a reasonable amount for any additional keys, and Tenant shall not make or have made additional keys on its own. Tenant shall not alter any lock or install a new or additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.
9.    If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord.
10.    No equipment, materials, furniture, packages, bulk supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. The persons employed to move such equipment or materials in or out of the Building must be acceptable to Landlord.
11.    Tenant shall not place a load upon any floor which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Heavy objects shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building to such a degree as to be objectionable to Landlord or to any tenants shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.
12.    Landlord shall in all cases retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation or interests of the Building and its tenants, provided that nothing contained in this rule shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.
13.    Tenant shall not use any method of heating or air conditioning other than that supplied or approved in writing by Landlord. Tenant shall not use space heaters in the Premises.
14.    Tenant shall not waste electricity, water or air conditioning. Tenant shall keep corridor doors closed. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
15.    Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, and which consent may in any event be conditioned upon Tenant’s execution of Landlord’s standard form of license agreement. Tenant shall be responsible for any interference caused by such installation.
16.    Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork, plaster, or drywall (except for pictures, tackboards and similar office uses) or in any way deface the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
17.    Tenant shall not install, maintain or operate upon the Premises any vending machine without Landlord’s prior written consent, except that Tenant may install food and drink vending machines solely for the convenience of its employees.
18.    No cooking shall be done or permitted by any tenant on the Premises, except that Underwriters’ Laboratory approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted provided that such equipment and use is in accordance with all applicable Regulations.
19.    Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with the rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles (including bicycles) of any kind into the Building.
20.    Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed in any parking lot.
21.    Tenant shall not use the name of the Building or any photograph or likeness of the Building in connection with or in promoting or advertising Tenant’s business, except that Tenant may include the Building name in Tenant’s address. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building.
22.    Tenant requests for services must be submitted to the Building office by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.
23.    Tenant shall not permit smoking or carrying of lighted cigarettes or cigars other than in areas designated by Landlord as smoking areas.
24.    Canvassing, soliciting, distribution of handbills or any other written material in the Building is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any good or merchandise in the Building without the written consent of Landlord.
25.    Tenant shall reasonably comply with Landlord’s recycle policy for the Building, including, without limitation, Tenant shall sort and separate its trash into separate recycling containers as required by law or which may be furnished by Landlord and located in the Premises. Tenant shall comply with all Regulations regarding the collection, sorting, separation, and recycling of garbage, waste products, trash and other refuse at the Building. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law or pursuant to Landlord’s recycling policy, and to require Tenant to arrange for such collection at Tenant’s cost, utilizing a contractor reasonably satisfactory to Landlord.
26.    Tenant acknowledges that the Building, at Landlord’s option, may be operated in accordance with standards for the certification of environmentally sustainable, high performance buildings or aspects of their performance, including the U.S. EPA’s Energy Star® rating and, U.S. Green Building Council’s Leadership in Energy and Environmental Design program’s standards, as the same are amended or replaced from time to time and similar “green building” standards (hereinafter collectively referred to as “Green Building Standards”). To support Landlord’s sustainability practices, Tenant is encouraged to use reasonable efforts to use proven energy, water carbon reduction, and other sustainable measures, such as for example using energy efficient bulbs in task lighting, installing lighting controls, such as automatic sensors; turning off lights at the end of the work day; and utilizing water filtration systems to avoid the use of bottled water.
27.    Tenant shall not permit any animals (including birds and other fowl), reptiles, amphibians or fish (including fish tanks), other than service animals, e.g. seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the Building.
28.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.
29.    Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT E – FORM OF EARLY POSSESSION AGREEMENT
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant
EARLY POSSESSION AGREEMENT
Reference is made to that certain lease dated July __, 2014, between SFI PLEASANTON, LLC, a Delaware limited liability company (“Landlord”) and ELLIE MAE, INC., a Delaware corporation (“Tenant”), for the premises located at 4420 Rosewood Drive, Pleasanton, California 94588.
It is hereby agreed that, notwithstanding anything to the contrary contained in the Lease but subject to the terms of Section 2.3 of the Lease, Tenant may occupy the Premises on _______, 2014. The first Monthly Installment of Rent is due on _______, 20___ and the first Tenant’s Proportionate Share of Expenses, Taxes and Insurance Costs is due on _______, 20___.
Landlord and Tenant agree that all the terms and conditions of the above referenced Lease are in full force and effect as of the date of Tenant’s possession of the Premises prior to the Commencement Date pursuant to Section 2.3 other than the payment of rent.
LANDLORD:    TENANT:
SFI PLEASANTON, LLC,    ELLIE MAE, INC.,
a Delaware limited liability company    a Delaware corporation

By:	SFI Mezz Pleasanton, LLC, a Delaware limited liability company, its member

By:	Swift Fund I GP, LLC, a Delaware limited liability company, its manager
By: DO NOT SIGN        By: DO NOT SIGN
Name:         Name:
Title:         Title:
Dated:         Dated:

EXHIBIT F - BUILDING SIGNAGE
attached to and made a part of the Lease bearing the
Lease Reference Date of July , 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant

EXHIBIT G — TEMPORARY SPACE
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant

EXHIBIT H – SNDA
attached to and made a part of the Lease bearing the
Lease Reference Date of July __, 2014 between
SFI PLEASANTON, LLC, a Delaware limited liability company, as Landlord and
ELLIE MAE, INC., a Delaware corporation, as Tenant
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of July 17, 2014 (the “Effective Date”) by and between SPT CA Fundings 2, LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender”), and Ellie Mae, Inc., a Delaware corporation (together with its permitted successors and assigns, the “Tenant”), with reference to the following facts:
A.    SFI Pleasanton, LLC, a Delaware limited liability company, whose address is 260 California Street, Suite 300, San Francisco, CA 94111 (the “Landlord”) owns fee simple title or a leasehold interest in the real property described in Exhibit “A” attached hereto (the “Property”).
B.    Lender is the current holder of a loan to Landlord in the original principal amount of One Hundred Fourteen Million Dollars ($114,000,000) (the “Loan”).
C.    The Loan is secured by, among other things, that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing dated May 28, 2014 in favor of Lender, recorded on May 28, 2014 in the Alameda County Clerk’s Office as Instrument Number 2014129061 (as may be further amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Mortgage”).
D.    Pursuant to that certain [Lease] effective July 17, 2014 (the “Lease”), Landlord demised to Tenant a portion of the Property consisting of the following (the “Leased Premises”): 4420 Rosewood Drive, Floors 3, 4 and 5, Pleasanton, CA 94588.
E.    Tenant and Lender desire to agree upon the relative priorities of their interests in the Property and their rights and obligations if certain events occur.
NOW, THEREFORE, for good and sufficient consideration, Tenant and Lender agree:
1.    Definitions. The following terms shall have the following meanings for purposes of this Agreement.
a.    Foreclosure Event. A “Foreclosure Event” means: (i) foreclosure under the Mortgage; (ii) any other exercise by Lender of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which a Successor Landlord becomes owner of the Property; or (iii) delivery by Landlord to Lender (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in the Property in lieu of any of the foregoing.
b.    Former Landlord. A “Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.
c.    Offset Right. An “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.
d.    Rent. The “Rent” means any fixed rent, base rent or additional rent under the Lease.
e.    Successor Landlord. A “Successor Landlord” means any party that becomes owner of the Property as the result of a Foreclosure Event.
f.    Termination Right. A “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.
g.    Other Capitalized Terms. If any capitalized term is used in this Agreement and no separate definition is contained in this Agreement, then such term shall have the same respective definition as set forth in the Lease.
2.    Subordination. The Lease, as the same may hereafter be modified, amended or extended, shall be, and shall at all times remain, subject and subordinate to the terms conditions and provisions of the Mortgage, , the lien imposed by the Mortgage, and all advances made under the Mortgage.
3.    Nondisturbance, Recognition and Attornment.
a.    No Exercise of Mortgage Remedies Against Tenant. So long as the Tenant is not in default under this Agreement or under the Lease beyond any applicable grace or cure periods (an “Event of Default”), Lender (i) shall not terminate or disturb Tenant’s possession of the Leased Premises under the Lease, except in accordance with the terms of the Lease and this Agreement and (ii) shall not name or join Tenant as a defendant in any exercise of Lender’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Lender may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.
b.    Recognition and Attornment. Upon Successor Landlord taking title to the Property (i) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; and (iii) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant. Tenant hereby acknowledges notice that pursuant to the Mortgage and assignment of rents, leases and profits, Landlord has granted to the Lender an absolute, present assignment of the Lease and Rents which provides that Tenant continue making payments of Rents and other amounts owed by Tenant under the Lease to or at the direction of the Landlord and to recognize the rights of Landlord under the Lease until notified otherwise in writing by the Lender. After receipt of such notice from Lender, the Tenant shall thereafter make all such payments directly to the Lender or as the Lender may otherwise direct, without any further inquiry on the part of the Tenant. Landlord consents to the foregoing and waives any right, claim or demand which Landlord may have against Tenant by reason of such payments to Lender or as Lender directs.
c.    Further Documentation. The provisions of this Article 3 shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article 3 in writing upon request by either of them within ten (10) days of such request.
4.    Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:
a.    Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit either (i) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment or (ii) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord’s continuing obligations as landlord under the Lease.
b.    Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment.
c.    Payment; Security Deposit; Work. Any obligation: (i) to pay Tenant any sum(s) that any Former Landlord owed to Tenant unless such sums, if any, shall have been actually delivered to Lender by way of an assumption of escrow accounts or otherwise; (ii) with respect to any security deposited with Former Landlord, unless such security deposit was actually delivered to Lender; (iii) to commence or complete any initial construction of improvements in the Leased Premises or any expansion or rehabilitation of existing improvements thereon; (iv) to reconstruct or repair improvements following a fire, casualty or condemnation; or (v) arising from representations and warranties related to Former Landlord.
d.    Modification, Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of the terms of the Lease, made without Lender’s prior written consent.
e.    Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.
5.    Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in the Leased Premises from time to time, including insurance and condemnation proceeds, security deposits, escrows, Successor Landlord’s interest in the Lease, and the proceeds from any sale, lease or other disposition of the Property (or any portion thereof) by Successor Landlord (collectively, the “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.
6.    Lender’s Right to Cure. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Offset Right or Termination Right:
a.    Notice to Lender. Tenant shall provide Lender with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.
b.    Lender’s Cure Period. After Lender receives a Default Notice, Lender shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord. Lender shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lender agrees or undertakes otherwise in writing. In addition, as to any breach or default by Landlord the cure of which requires possession and control of the Property, provided that Lender undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Lender’s cure period shall continue for thirty (30) days (the “Extended Cure Period”) after Lender has (i) obtained possession and control of the Property; or (ii) obtained the appointment of a receiver.
7.    Miscellaneous.
a.    Notices. Any notice or request given or demand made under this Agreement by one party to the other shall be in writing, and may be given or served by hand-delivered personal service, or by depositing the same with a reliable overnight courier service or by deposit in the United States mail, postpaid, registered or certified mail, and addressed to the party to be notified, with return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be effective from and after the expiration of three (3) days after it is so deposited; provided, however, delivery by overnight courier service shall be deemed effective on the next succeeding business day after it is so deposited and notice by personal service shall be deemed effective when delivered to its addressee. For purposes of notice, the addresses and telefax number of the parties shall, until changed as herein provided, be as follows:

i.	If to the Lender, at:
SPT CA Fundings, LLC c/o Starwood Property Trust, Inc. 591 W. Putnam Avenue Greenwich, Connecticut 06830 Attention: General Counsel Email: asossen@starwood.com
with a copy to:	Starwood Property Trust, Inc. 1601 Washington Avenue Miami Beach, Florida 33139 Attention: Asset Management Email: dkerr@starwood.com
ii.	If to the Tenant prior to April 1, 2015: 4155 Hopyard Road, Suite 200 Pleasanton, California 94588 From April 1, 2015: 4420 Rosewood Drive, Floors 3, 4 and 5 Pleasanton, CA 94588
b.    Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Lender assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.
c.    Entire Agreement. This Agreement constitutes the entire agreement between Lender and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Lender as to the subject matter of this Agreement.
d.    Interaction with Lease and with Mortgage. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.
e.    Lender’s Rights and Obligations. Except as expressly provided for in this Agreement, Lender shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Lender under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.
f.    Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State in which the Leased Premises are located, excluding such State’s principles of conflict of laws.
g.    Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.
h.    Due Authorization. Tenant represents to Lender that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions. Lender represents to Tenant that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.
i.    Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lender and Tenant have caused this Agreement to be executed as of the date first above written.
LENDER:
SPT CA FUNDINGS, LLC, a Delaware limited liability company

By:	Name: Title:
TENANT:
ELLIE MAE, INC.
a Delaware corporation

By:	Name: Title:

LANDLORD’S CONSENT
Landlord consents and agrees to the foregoing Agreement, which was entered into at Landlord’s request. The foregoing Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Lender under the Mortgage and related loan documents to enter into a nondisturbance agreement with Tenant. Landlord is not a party to the above Agreement.
LANDLORD:
SFI Pleasanton LLC

By:	Name: Title:
Dated: __________, 201__

LENDER’S ACKNOWLEDGMENT
STATE OF __________    )
) ss.
COUNTY OF ________     )
On the ___ day of _______ in the year _______ before me, the undersigned, a Notary Public in and for said state, personally appeared __________, proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature of Notary Public

TENANT’S ACKNOWLEDGMENT
STATE OF __________    )
) ss.
COUNTY OF ________     )
On the ___ day of _______ in the year _______ before me, the undersigned, a Notary Public in and for said state, personally appeared __________, proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature of Notary Public

LANDLORD’S ACKNOWLEDGMENT
STATE OF __________    )
) ss.
COUNTY OF ________     )
On the ___ day of _______ in the year _______ before me, the undersigned, a Notary Public in and for said state, personally appeared __________, proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature of Notary Public

LIST OF EXHIBITS
If any exhibit is not attached hereto at the time of execution of this Agreement, it may thereafter be attached by written agreement of the parties, evidenced by initialing said exhibit.
Exhibit “A” - Legal Description of the Land
All that certain real property located in the City of Pleasanton, County of Alameda, State of
California, and is described as follows:

LOT 59, AS SHOWN ON PARCEL MAP 3863, FILED MAY 22, 1986, BOOK 161 OF PARCEL
MAPS, AT PAGES 15 THROUGH 30, INCLUSIVE, ALAMEDA COUNTY RECORDS AND AS
AMENDED BY AMENDED PARCEL MAP 3863, FILED DECEMBER 22, 1988, BOOK 180 OF
PARCEL MAPS, AT PAGES 82 THROUGH 86, INCLUSIVE, ALAMEDA COUNTY RECORDS.

EXCEPTING THEREFROM THAT PORTION LYING BELOW A DEPTH OF 500 FEET,
MEASURED VERTICALLY, FROM THE CONTOUR OF THE SURFACE OF SAID PROPERTY,
WITHOUT THE RIGHT OF SURFACE ENTRY, AS RESERVED IN THE DEED FROM SOUTHERN
PACIFIC INDUSTRIAL DEVELOPMENT COMPANY, A TEXAS CORPORATION, RECORDED
AUGUST 14, 1981, AS SERIES NO. 81-138446, OFFICIAL RECORDS OF ALAMEDA COUNTY,
AND ALSO RECORDED JUNE 04, 1984, SERIES NO. 84-108001, OFFICIAL RECORDS OF
ALAMEDA COUNTY.

APN(S): 941-2780-016, 941-2780-017 and 941-2780-019-01